Exhibit 99.1

Computer Sciences Corporation

Consolidated Financial Statements

As of March 31, 2017 and April 1, 2016

For the Fiscal Years ended March 31, 2017, April 1, 2016, and April 3, 2015

COMPUTER SCIENCES CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Computer Sciences Corporation
Tysons, Virginia

We have audited the accompanying consolidated balance sheets of Computer Sciences Corporation and subsidiaries (the "Company") as of March 31, 2017 and April 1, 2016, and the related consolidated statements of operations, comprehensive (loss) income, cash flows and changes in equity for each of the three fiscal years in the period ended March 31, 2017. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Computer Science Corporation and subsidiaries as of March 31, 2017 and April 1, 2016, and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
May 25, 2017

COMPUTER SCIENCES CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of
(in millions, except per share and share amounts)	March 31, 2017	April 1, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,263	$1,178
Receivables, net of allowance for doubtful accounts of $26 and $31	1,643	1,831
Prepaid expenses and other current assets	341	403
Total current assets	3,247	3,412

Intangible assets, net of accumulated amortization of $2,293 and $2,228	1,794	1,328
Goodwill	1,855	1,277
Deferred income taxes, net	381	345
Property and equipment, net of accumulated depreciation of $2,816 and $2,894	903	1,025
Other assets	483	349
Total Assets	$8,663	$7,736

LIABILITIES and EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	738	710
Accounts payable	410	341
Accrued payroll and related costs	248	288
Accrued expenses and other current liabilities	998	720
Deferred revenue and advance contract payments	518	509
Income taxes payable	38	40
Total current liabilities	2,950	2,608

Long-term debt, net of current maturities	2,225	1,934
Non-current deferred revenue	286	348
Non-current pension obligations	342	298
Non-current income tax liabilities and deferred tax liabilities	423	356
Other long-term liabilities	271	160
Total Liabilities	6,497	5,704

Commitments and contingencies

CSC stockholders’ equity:
Preferred stock, par value $1 per share; authorized 1,000,000 shares; none issued	—	—
Common stock, par value $1 per share; authorized 750,000,000 shares; issued 151,932,040 and 148,746,672	152	149
Additional paid-in capital	2,565	2,439
(Accumulated deficit) retained earnings	(170)	33
Accumulated other comprehensive loss	(162)	(111)
Treasury stock, at cost, 10,633,243 and 10,365,811 shares	(497)	(485)
Total CSC stockholders’ equity	1,888	2,025
Noncontrolling interest in subsidiaries	278	7
Total Equity	2,166	2,032
Total Liabilities and Equity	$8,663	$7,736

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SCIENCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
(in millions, except per-share amounts)	March 31, 2017	April 1, 2016	April 3, 2015

Revenues	$7,607	$7,106	$8,117

Costs of services (excludes depreciation and amortization and restructuring costs)	5,545	5,185	6,159
Selling, general and administrative (excludes depreciation and amortization, SEC settlement related charges and restructuring costs)	1,279	1,040	1,220
Selling, general and administrative - SEC settlement related charges	—	—	197
Depreciation and amortization	647	658	840
Restructuring costs	238	23	256
Separation costs	—	19	—
Interest expense	117	123	126
Interest income	(35)	(38)	(20)
Debt extinguishment costs	—	95	—
Other (income) expense, net	(10)	(9)	10
Total costs and expenses	7,781	7,096	8,788

(Loss) income from continuing operations, before taxes	(174)	10	(671)
Income tax benefit	(74)	(62)	(464)
(Loss) income from continuing operations	(100)	72	(207)
Income from discontinued operations, net of taxes	—	191	224
Net (loss) income	(100)	263	17
Less: net income attributable to noncontrolling interest, net of tax	23	12	15
Net (loss) income attributable to CSC common stockholders	$(123)	$251	$2

(Loss) earnings per common share
Basic:
Continuing operations	$(0.88)	$0.51	$(1.45)
Discontinued operations	—	1.31	1.46
	$(0.88)	$1.82	$0.01
Diluted:
Continuing operations	$(0.88)	$0.50	$(1.45)
Discontinued operations	—	1.28	1.46
	$(0.88)	$1.78	$0.01

Cash dividend per common share	$0.56	$2.99	$0.92

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SCIENCES CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015

Net (loss) income	$(100)	$263	$17
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments, net of tax expense of $5, $4 and $3	(75)	(83)	(310)
Foreign currency forward contracts, net of tax expense of $12, $0 and $0	21	1	(2)
Pension and other post-retirement benefit plans, net of tax:
Prior service credit, net of tax expense of $0, $1 and $37	—	2	57
Amortization of transition obligation, net of tax expense of $0	1	—	1
Amortization of prior service cost, net of tax benefit of $5, $10 and $7	(12)	(20)	(16)
Foreign currency exchange loss, net of tax benefit of $1, $0 and $0	(2)	(1)	—
Pension and other post-retirement benefit plans, net of tax	(13)	(19)	42
Other comprehensive loss, net of taxes	(67)	(101)	(270)
Comprehensive (loss) income	(167)	162	(253)
Less: comprehensive income attributable to noncontrolling interest	7	12	15
Comprehensive (loss) income attributable to CSC common stockholders	$(174)	$150	$(268)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SCIENCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Cash flows from operating activities:
Net (loss) income	$(100)	$263	$17
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	658	767	977
Pension & other post-employment benefits, actuarial & settlement losses	87	92	782
Share-based compensation	75	45	68
Deferred taxes	(92)	(37)	(449)
Loss (gain) on dispositions	6	(41)	(22)
Provision for losses on accounts receivable	4	6	2
Unrealized foreign currency exchange losses (gain)	24	43	(4)
Impairment losses and contract write-offs	8	2	—
Debt extinguishment costs	—	95	—
Amortization of prepaid debt issuance costs	17	—	—
Cash surrender value in excess of premiums paid	(7)	(10)	(9)
Other non-cash charges, net	—	—	39
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in receivables	586	129	237
Increase in deferred purchase price receivable	(252)	—	—
Increase in prepaid expenses and other current assets	(29)	(15)	(36)
Increase (decrease) in accounts payable and accruals	54	(357)	(313)
SEC settlement related charges	—	(190)	190
(Decrease) increase in income taxes payable and income tax liability	(32)	58	(33)
(Decrease) increase in advances contract payments and deferred revenue	(67)	(37)	11
Other operating activities, net	38	(11)	16
Net cash provided by operating activities	978	802	1,473

Cash flows from investing activities:
Purchases of property and equipment	(246)	(356)	(381)
Payments for outsourcing contract costs	(101)	(101)	(68)
Short-term investing	—	(70)	—
Software purchased and developed	(140)	(184)	(199)
Payments for acquisitions, net of cash acquired	(434)	(554)	(49)
Business dispositions	3	37	(13)
Proceeds from sale of assets	57	61	155
Other investing activities, net	(65)	(13)	19
Net cash used in investing activities	(926)	(1,180)	(536)

Cash flows from financing activities:
Borrowings of commercial paper	2,191	821	—
Repayments of commercial paper	(2,086)	(263)	—

Borrowings under lines of credit and short-term debt	920	2,206	—
Repayment of borrowings under lines of credit	(789)	(1,825)	(32)
Borrowings on long-term debt, net of discount	159	928	—
Principal payments on long-term debt	(313)	(1,869)	(242)
Proceeds from structured sale of facility	85	—	—
Proceeds from stock options and other common stock transactions	54	82	196
Taxes paid related to net share settlements of share-based compensation awards	(13)	(48)	(22)
Debt extinguishment costs	—	(95)	—
Repurchase of common stock and advance payment for accelerated share repurchase	—	(73)	(842)
Dividend payments	(78)	(430)	(128)
Borrowings for CSRA spin transaction	—	1,508	—
Transfers of cash to CSRA upon Separation	—	(1,440)	—
Other financing activities, net	(37)	13	(8)
Net cash provided by (used in) financing activities	93	(485)	(1,078)
Effect of exchange rate changes on cash and cash equivalents	(60)	(57)	(204)
Net increase (decrease) in cash and cash equivalents	85	(920)	(345)
Cash and cash equivalents at beginning of year	1,178	2,098	2,443
Cash and cash equivalents at end of year	$1,263	$1,178	$2,098

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SCIENCES CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in millions, except shares in thousands)	Common Stock		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock (2)	Total CSC Equity	Non- Controlling Interest	Total Equity
	Shares	Amount
Balance at March 28, 2014	154,721	$155	$2,304	$1,598	$279	$(418)	$3,918	$32	$3,950
Net (loss) income				2			2	15	17
Other comprehensive loss					(270)		(270)		(270)
Share-based compensation expense			67				67		67
Acquisition of treasury stock						(28)	(28)		(28)
Share repurchase program	(11,716)	(12)	(295)	(529)			(836)		(836)
Stock option exercises and other common stock transactions	5,369	5	210				215		215
Dividends declared				(131)			(131)		(131)
Noncontrolling interest distributions and other				(12)	12		—	(19)	(19)
Balance at April 3, 2015	148,374	$148	$2,286	$928	$21	$(446)	$2,937	$28	$2,965
Net (loss) income				251			251	12	263
Other comprehensive loss					(101)		(101)		(101)
Share-based compensation expense			45				45		45
Acquisition of treasury stock						(39)	(39)		(39)
Share repurchase program	(3,750)	(4)	36	(106)			(74)		(74)
Stock option exercises and other common stock transactions	4,123	5	72				77		77
Dividends declared				(104)			(104)		(104)
Special dividend				(317)			(317)		(317)
Capital contributions							—	6	6
Noncontrolling interest distributions and other							—	(9)	(9)
Divestiture of NPS				(619)	(31)		(650)	(30)	(680)
Balance at April 1, 2016	148,747	$149	$2,439	$33	$(111)	$(485)	$2,025	$7	$2,032
Net (loss) income				(123)			(123)	23	(100)
Other comprehensive loss					(51)		(51)	(16)	(67)
Share-based compensation expense			73				73		73
Acquisition of treasury stock						(12)	(12)		(12)
Stock option exercises and other common stock transactions	3,185	3	53				56		56
Dividends declared				(80)			(80)		(80)
Noncontrolling interest distributions and other							—	(17)	(17)
Noncontrolling interest from acquisition(1)							—	281	281
Balance at March 31, 2017	151,932	$152	$2,565	$(170)	$(162)	$(497)	$1,888	$278	$2,166

(1)	See Note 2: "Acquisitions"

(2)	10,633,243 treasury shares as of March 31, 2017

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Business

Computer Sciences Corporation (“CSC” or the "Company") is a next-generation global provider of information technology services and solutions. CSC’s mission is to enable superior returns on its clients' technology investments through best-in-class vertical industry solutions, domain expertise, strategic partnerships with key technology leaders and global scale. The Company helps lead its clients through their digital transformations to meet new business demands and customer expectations in a market of escalating complexity, interconnectivity, mobility and opportunity. CSC strives to be a trusted IT partner to its clients by addressing their requirements and providing next-generation IT services that include applications modernization, cloud infrastructure, cyber security and big data solutions.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of CSC, its subsidiaries, and those business entities in which the Company maintains a controlling interest. Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies, are accounted for by the equity method. Other investments are accounted for by the cost method. All intercompany transactions and balances have been eliminated. The Company reports its results based on a fiscal year convention that comprises four thirteen-week quarters. Every fifth year includes an additional week in the first quarter to prevent the fiscal year moving from an approximate end of March date. Certain prior year amounts have been reclassified to conform to the current year presentation, specifically software, outsourcing contracts costs, and customer and other intangible assets were aggregated into intangible assets in the consolidated balance sheets.

During fiscal 2016, the Company completed the separation of the Company's U.S. public sector business ("NPS") and combination of NPS with SRA International, Inc. to form a new independent publicly traded Company; CSRA Inc. (the "Separation"). As a result of the Separation, the consolidated statements of operations, consolidated balance sheets, and related financial information reflect NPS's operations as discontinued operations for fiscal 2016 and fiscal 2015. However, the cash flows and comprehensive income of NPS have not been segregated and are included in the consolidated statements of cash flows and consolidated statements of comprehensive income (loss) for fiscal 2016 and fiscal 2015.

Subsequent to fiscal year end, effective April 1, 2017, the Company completed its previously announced merger with the Enterprise Services business of Hewlett Packard Company ("HPES"). CSC merged with and into a wholly owned subsidiary of DXC Technology Company ("DXC") with CSC surviving as a wholly owned subsidiary of DXC (the "Merger"). Following completion of the Merger, DXC became a separate publicly traded company.

Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") which requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates are based on management’s knowledge of historical information and current events, and expectations about actions that the Company may undertake in the future. Actual results could differ materially from those estimates. In the opinion of Company management, the accompanying consolidated financial statements contain all adjustments necessary, including those of a normal recurring nature, to fairly present the financial statements. Amounts subject to significant judgment and estimates include contracts accounted for using the percentage-of-completion method, cash flows used in the evaluation of impairment of goodwill and other long-lived assets, reserves for uncertain tax benefits, valuation allowances on deferred tax assets, loss accruals for litigation and pension related liabilities.

Revenue Recognition

The Company's primary service offerings are information technology outsourcing, other professional services, or a combination thereof. Revenue is recognized when persuasive evidence of an arrangement exists, services or products have been provided to the client, the sales price is fixed or determinable, and collectability is reasonably assured. For non-software arrangements that include multiple-elements, revenue recognition involves the identification of separate

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

units of accounting after consideration of combining and/or segmenting contracts and allocation of the arrangement consideration to the units of accounting on the basis of their relative selling price.

Revenue under such contracts is recognized based upon the level of services delivered in the periods in which they are provided. These contracts often include upfront fees billed for activities to familiarize CSC with the client's operations, take control over their administration and operation, and adapt them to CSC's solutions. These activities typically do not qualify as separate units of accounting, and the related revenues are deferred until service commencement and recognized ratably over the period of performance during the period in which CSC provides the related service, which is typically the life of the contract. Costs are expensed as incurred, except for direct and incremental set-up costs which are capitalized and amortized on a straight-line basis over the life of the contract, which are described in more detail under the heading of intangible assets below. Software transactions that include multiple elements are described below within Multiple-element software sales.

The Company generally provides its services under time and materials contracts, unit price contracts, fixed-price contracts, and multiple-element software sales for which revenue is recognized in the following manner:

Time and materials contracts - Revenue is recorded at agreed-upon billing rates at the time services are provided.

Unit-price contracts - Revenue is recognized based on unit metrics multiplied by the agreed upon contract unit price or when services are delivered.

Fixed-price contracts - For certain fixed-price contracts, revenue is recognized under the percentage-of-completion method as described below; these include certain software development projects and all long-term construction-type contracts. For other fixed-price contracts, revenue is recognized based on the proportion of the services delivered to date as a percentage of the total services to deliver over the contract term. If output or input measures are not available or cannot be reasonably estimated, revenue is recognized ratably over the contract term. Under the percentage-of-completion method, progress towards completion is measured based on either achievement of specified contract milestones, costs incurred as a proportion of estimated total costs, or other measures of progress when appropriate. Profit in a given period is reported at the estimated profit margin to be achieved on the overall contract. This method can result in the recognition of unbilled receivables, the deferral of costs as work in process, or deferral of profit on these contracts. Contracts that require estimates at completion using the percentage-of-completion method accounted for approximately 5% of the Company's revenues for fiscal 2017. Management regularly reviews project profitability and underlying estimates. Revisions to the estimates at completion are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Provisions for estimated losses at completion, if any, are recognized in the period in which the loss becomes evident. The provision includes estimated costs in excess of estimated revenue and any profit margin previously recognized.

Multiple-element software sales - For multiple-element arrangements that involve the sale of CSC proprietary software, post contract customer support, and other software-related services, vendor-specific objective evidence ("VSOE") of fair value is required to allocate and recognize revenue for each element. VSOE of fair value is determined based on the price charged where each deliverable is sold separately. In situations where VSOE of fair value exists for all undelivered elements but not a delivered element (typically the software license element), the residual method is used. This method allocates revenue to the undelivered elements equal to their VSOE value with the remainder allocated to the delivered element. If significant customization is required, and VSOE is available to support accounting for the software as a separate unit of account, software revenue is recognized as the related software customization services are performed in accordance with the percentage-of-completion method described above. In situations where VSOE of fair value does not exist for all of the undelivered software-related elements, revenue is deferred until only one undelivered element remains and then recognized following the pattern of delivery of the final undelivered element.

Pension and Other Benefit Plans

The Company accounts for all of its pension, other post-retirement benefit ("OPEB"), defined contribution and deferred compensation plans using the guidance of ASC 710 "Compensation - General" and ASC 715 "Compensation - Retirement Benefits". The Company recognizes changes in actuarial gains and losses and fair value of plan assets in earnings at the time of plan remeasurement as a component of net periodic benefit expense. Typically plan remeasurement occurs

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

annually during the fourth quarter of each year. The remaining components of pension and OPEB expense, primarily current period service and interest costs and expected return on plan assets, are recorded on a quarterly basis.

Inherent in the application of the actuarial methods are key assumptions, including, but not limited to, discount rates, expected long-term rates of return on plan assets, mortality rates, rates of compensation increases, and medical cost trend rates. Company management evaluates these assumptions annually and updates assumptions as necessary. The fair value of assets is determined based on the prevailing market prices or estimated fair value of investments when quoted prices are not available.

Software Development Costs

After establishing technological feasibility, and until such time as the software products are available for general release to customers, the Company capitalizes costs incurred to develop commercial software products to be sold, leased or otherwise marketed. Costs incurred to establish technological feasibility are charged to expense as incurred. Enhancements to software products are capitalized where such enhancements extend the life or significantly expand the marketability of the products. Amortization of capitalized software development costs is determined separately for each software product. Annual amortization expense is calculated based on the greater of the ratio of current gross revenues for each product to the total of current and anticipated future gross revenues for the product or the straight-line amortization method over the estimated useful life of the product.

Unamortized capitalized software costs associated with commercial software products are periodically evaluated for impairment on a product-by-product basis by comparing the unamortized balance to the product’s net realizable value. The net realizable value is the estimated future gross revenues from that product reduced by the related estimated future costs. When the unamortized balance exceeds the net realizable value, the unamortized balance is written down to the net realizable value and an impairment charge is recorded.

The Company capitalizes costs incurred to develop internal-use computer software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal and external costs incurred in connection with development of upgrades or enhancements that result in additional functionality are also capitalized. Capitalized costs associated with internal-use software are amortized on a straight-line basis over the estimated useful life of the software. Purchased software is capitalized and amortized over the estimated useful life of the software. Internal-use software assets are evaluated for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Share-Based Compensation

Share-based awards are accounted for under the fair value method. The Company provides different forms of share-based compensation to its employees and non-employee directors. This includes stock options and restricted stock units ("RSUs"), including performance-based restricted stock units ("PSUs"). The fair value of the awards is determined on the grant date, based on the Company's closing stock price. For awards settled in shares, the Company recognizes compensation expense based on the grant-date fair value net of estimated forfeitures over the vesting period. For awards settled in cash, the Company recognizes compensation expense based on the fair value at each reporting date net of estimated forfeitures.

The Company uses the Black-Scholes-Merton model to compute the estimated fair value of options granted. This model includes assumptions regarding expected term, risk-free interest rates, expected volatility and dividend yields which are periodically evaluated. The expected term is calculated based on the Company’s historical experience with respect to its stock plan activity and an estimate of when vested and unexercised option shares will be exercised. The expected term of options is based on job tier classifications, which have different historical exercise behavior. The risk-free interest rate is based on the zero-coupon interest rate of U.S. government issued treasury strips with a period commensurate with the expected term of the options.

Expected volatility is based on a blended approach, which uses a two-thirds weighting for historical volatility and one-third weighting for implied volatility. The Company’s historical volatility calculation is based on employee class and historical closing prices of a peer group, in order to better align this factor with the expected terms of the stock options. CSC’s

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

implied stock price volatility is derived from the price of exchange traded options on CSC’s stock with the longest remaining contractual term. Implied volatility is a prospective, forward looking measure representing market participants’ expectations of CSC's future stock price volatility. The dividend yield assumption is based on the respective fiscal year dividend payouts. Forfeitures are estimated based on historical experience and adjustments are made annually to reflect actual forfeiture experience.

Business Combinations

Companies acquired during each reporting period are reflected in the results of the Company effective from their respective dates of acquisition through the end of the reporting period. The Company allocates the fair value of purchase consideration to the assets acquired and liabilities assumed generally based on their fair values at the acquisition date. The excess of the fair value of purchase consideration over the fair value of the assets acquired and liabilities assumed in the acquired entity is recorded as goodwill. If the Company obtains new information about facts and circumstances that existed as of the acquisition date during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company's consolidated statements of operations. For contingent consideration recorded as a liability, the Company initially measures the amount at fair value as of the acquisition date and adjusts the liability, if needed, to fair value each reporting period. Changes in the fair value of contingent consideration, other than measurement period adjustments, are recognized as operating income or expense. Acquisition-related expenses and post-acquisition restructuring costs are recognized separately from the business combination and are expensed as incurred.

Goodwill

The Company tests goodwill for impairment on an annual basis, as of the first day of the second fiscal quarter, and between annual tests if circumstances change, or if an event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A significant amount of judgment is involved in determining whether an event indicating impairment has occurred between annual testing dates. Such indicators include: a significant decline in expected future cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition, the disposal of a significant component of a reporting unit and the testing for recoverability of a significant asset group within a reporting unit.

The Company follows U.S. GAAP-prescribed rules when determining if goodwill has been impaired. Initially, an assessment of qualitative factors is conducted in order to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines that it is not more likely that its carrying amount is less than its fair value for a reporting unit, then the subsequent two-step goodwill impairment testing process is not required. If the Company determines that it is more likely than not that its carrying amount is greater than its fair value for a reporting unit, then it proceeds with the subsequent two-step process.

The Company has the option to bypass the initial qualitative assessment stage and proceed directly to perform step one of the two-step process. Step one of the process compares each reporting unit’s fair value to its carrying value. If the reporting unit’s fair value exceeds its carrying value, no further procedures are required. However, if a reporting unit’s fair value is less than its carrying value, an impairment of goodwill may exist, requiring a second step to measure the amount of impairment loss. In this step, the reporting unit’s fair value is determined and allocated to all the assets and liabilities of the reporting unit, including any unrecognized intangible assets, in order to calculate the implied fair value of goodwill in the same manner as if the reporting unit was being acquired in a business acquisition. If the implied fair value of goodwill is less than the recorded goodwill, an impairment charge is recorded for the difference.

When the Company performs step one of the two-step test for a reporting unit, it estimates the fair value of the reporting unit using both the income approach and the market approach. The income approach incorporates the use of a discounted cash flow method in which the estimated future cash flows and terminal values for each reporting unit are discounted to a present value using a discount rate. Cash flow projections are based on management's estimates of economic and market conditions, which drive key assumptions of revenue growth rates, operating margins, capital expenditures and working capital requirements. The discount rate is based on the specific risk characteristics of each

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reporting unit, the weighted-average cost of capital and its underlying forecasts. The market approach estimates fair value by applying performance-metric multiples to the reporting unit's prior and expected operating performance. The multiples are derived from comparable publicly traded companies that have operating and investment characteristics similar to those of the reporting unit. If the fair value of the reporting unit derived using one approach is significantly different from the fair value estimate using the other approach, the Company reevaluates its assumptions used in the two models. Assumptions are modified as considered appropriate under the circumstances until the two models yield similar and reasonable results. The fair values determined by the market approach and income approach, as described above, are weighted to determine the fair value for each reporting unit. The weighting ascribed to the market approach fair value, assigned to each reporting unit, is influenced by two primary factors: 1) the number of comparable publicly traded companies used in the market approach, and 2) the similarity of the operating and investment characteristics of the reporting units to the comparable publicly traded companies used in the market approach.

If CSC performs a step one analysis for all of its reporting units in conjunction with its annual goodwill testing, it also compares the sum of all of its reporting units’ fair values to the Company's market capitalization (per-share stock price multiplied by the number of shares outstanding) and calculates an implied control premium (the excess of the sum of the reporting units’ fair values over the market capitalization). The Company evaluates the reasonableness of the control premium by comparing it to control premiums derived from recent comparable business combinations. If the implied control premium is not reasonable in light of the actual acquisition transactions, the Company reevaluates its fair value estimates of the reporting units by adjusting the discount rates and/or other assumptions. As a result, when CSC’s stock price and thus market capitalization is low relative to the sum of the estimated fair value of its reporting units, this reevaluation can result in reductions to its estimated fair values for the reporting units.

Fair Value

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The objective of a fair value measurement is to estimate the price to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Such transactions to sell an asset or transfer a liability are assumed to occur in the principal market for that asset or liability, or in the absence of the principal market, the most advantageous market.

Assets and liabilities subject to fair value measurement disclosures are required to be classified according to a three-level fair value hierarchy with respect to the inputs used to determine fair value. The level in which an asset or liability is disclosed within the fair value hierarchy is based on the lowest level input that is significant to the related fair value measurement in its entirety. The levels of input are defined as follows:

Level 1:     Quoted prices unadjusted for identical assets or liabilities in an active market.
Level 2:     Inputs other than quoted prices that are observable, either directly or indirectly, for similar assets or liabilities.
Level 3:     Unobservable inputs that reflect the entity's own assumptions which market participants would use in pricing the asset or liability.

Receivables

The Company records receivables and unbilled services at their face amounts less an allowance for doubtful accounts. Receivables consist of amounts billed and currently due from customers, amounts earned but unbilled (including contracts measured under the percentage-of-completion method of accounting), amounts retained by the customer until the completion of a specified contract, negotiation of contract modification and claims. Unbilled recoverable amounts under contracts in progress generally become billable upon achievement of project milestones or upon acceptance by the customer.

Allowances for uncollectible billed trade receivables are estimated based on a combination of write-off history, aging analysis and any known collectability issues. Unbilled amounts under contracts in progress that are recoverable do not have an allowance for credit losses. Adjustments to unbilled amounts under contracts in progress related to credit quality, should they occur, would be recorded as a reduction of revenues.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CSC uses receivables securitization facilities or receivables sales facilities in the normal course of business as part of managing its cash flows. The Company accounts for receivables sold under these facilities as a sale of financial assets pursuant to ASC 860 “Transfers and Servicing” and derecognizes these receivables, as well as the related allowances, from its consolidated balance sheets. Generally, the fair value of the sold receivables approximates the book value due to the short-term nature and, as a result, no gain or loss on sale of receivables is recorded. Under the receivables facilities, the deferred purchase price receivable is recorded at fair value which is determined by calculating the expected amount of cash to be received based on unobservable inputs consisting of the face amount of the receivables adjusted for anticipated credit losses.

The Company reflects all cash flows related to receivables facilities as operating activities in its consolidated statements of cash flows because the cash received upon both the sale and collection of the receivables is not subject to significant interest rate risk given the short-term nature of the Company’s trade receivables.

Property and Equipment

Property and equipment, which includes capital leases, are stated at cost less accumulated depreciation. Depreciation is computed using predominantly the straight-line method over the estimated useful lives of the assets or the remaining lease term, whichever is shorter. The estimated useful lives of CSC's property and equipment are as follows:

Property and Equipment:
Buildings	Up to 40 years
Computers and related equipment	4 to 5 years
Furniture and other equipment	2 to 15 years
Leasehold improvements	Shorter of lease term or useful life

Intangible Assets

The Company's estimated useful lives for finite-lived intangibles are shown in the table below:

Software	2 to 10 years
Outsourcing contract costs	Contract life, excluding option years
Customer related intangibles	Expected customer service life
Acquired contract related intangibles	Contract life and first contract renewal, where applicable

Software is amortized using predominately the straight-line method. Costs of outsourcing contracts, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract are deferred and expensed on a straight-line basis over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities and can be separated into two principal categories: contract premiums and transition/set-up costs. Contract premiums are amounts paid to customers in excess of the fair value of assets acquired and are recorded as a reduction to revenues. Transition/set-up costs are primarily associated with assuming control over customer IT operations and transforming them to be consistent with contract specifications. Acquired contract related and customer related intangible assets are amortized in proportion to the estimated undiscounted cash flows projected over the estimated life of the asset or on a straight-line basis if such cash flows cannot be reliably estimated.

Impairment of Long-Lived Assets and Finite-Lived Intangible Assets

Long-lived assets such as property and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, an expense is recorded in the amount, if any, required to reduce the carrying amount to fair value. Fair value is

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

determined based on a discounted cash flow approach or, when available and appropriate, comparable market values. Long-lived assets to be disposed of are reported at the lower of their carrying amount or their fair value less costs to sell.

Income Taxes

The Company uses the liability method in accounting for income taxes. Deferred tax assets and liabilities are recorded for the expected future tax consequences of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, using statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.

A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision during the period in which the change occurred. In determining whether a valuation allowance is warranted, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, taxable income in prior carryback years, projected future taxable income, tax planning strategies and recent financial operations. The Company recognizes uncertain tax positions within the consolidated financial statements when it is more likely than not that the tax position will be sustained upon examination. Uncertain tax positions are measured based on the probabilities that the uncertain tax position will be realized upon final settlement.

All tax-related cash flows resulting from excess tax benefits related to the settlement of share-based awards are classified as cash flows from operating activities and cash paid by directly withholding shares for tax withholding purposes is classified as a financing activity in the consolidated statements of cash flows.

Cash and Cash Equivalents

The Company considers investments with an original maturity of three months or less to be cash equivalents. The Company’s cash equivalents consist of time deposits, money market funds and money market deposit accounts with a number of institutions that have high credit ratings.

Foreign Currency

The local currency of the Company's foreign affiliates is generally their functional currency. Accordingly, the assets and liabilities of the foreign affiliates are translated from their respective functional currency to U.S. dollars using fiscal year-end exchange rates, income and expense accounts are translated at the average rates in effect during the fiscal year and equity accounts are translated at historical rates. The resulting translation adjustment is reported in the consolidated statements of comprehensive (loss) income and recorded as part of accumulated other comprehensive (loss) income ("AOCI").

Derivative Instruments

The Company designates certain derivative instruments as hedges for purposes of hedge accounting, as defined under ASC 815, “Derivatives and Hedging.” For such derivative instruments, the Company documents its risk management objectives and strategy for undertaking hedging transactions, as well as all relationships between hedging and hedged risks. The Company's derivative instruments designated for hedge accounting consist mainly of interest rate swaps and foreign currency forward contracts. Changes in the fair value measurements of the cash flow hedge derivative instruments are reflected as adjustments to other comprehensive income and subsequently reclassified into earnings in the period during which the hedged transactions are recognized in earnings. Changes in fair value measurements of interest rate swaps are recorded in current period earnings and fully offset the changes in the fair value of the hedged debt where such instruments have qualified for the short-cut method of hedge accounting under ASC 815.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The derivative instruments not designated as hedges for purposes of hedge accounting include total return swaps and certain short-term foreign currency forward and option contracts. These instruments are recorded at their respective fair values and the change in their value is reported in current period earnings. The Company does not use derivative instruments for trading or any speculative purpose. All cash flows associated with the Company's derivative instruments are classified as operating activities in the consolidated statements of cash flows.

New Accounting Standards

During fiscal 2017, CSC adopted the following Accounting Standards Updates ("ASU") issued by the Financial Accounting Standards Board ("FASB"):

ASU 2015-16, "Business Combinations (Topic 805): Simplifying the Accounting for Measurement Period Adjustments," requires an acquirer in a business combination to account for a measurement-period adjustment during the period in which the amount is determined, instead of retrospectively. CSC adopted this ASU prospectively effective April 2, 2016 and the impact on its consolidated financial statements was immaterial.

ASU 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs," as clarified by ASU 2015-15, "Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements," requires that debt issuance costs are presented in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Presentation of fees under line-of-credit ("LOC") arrangements had not been specified in ASU 2015-03; as a result, ASU 2015-15 was issued. ASU 2015-15 states that the SEC staff would not object to an entity deferring LOC commitment fees as an asset and subsequently amortizing ratably over the term of the underlying LOC arrangement, regardless of whether there are outstanding borrowings under that LOC arrangement. CSC adopted both ASUs retrospectively effective April 2, 2016 and the impact upon its consolidated financial statements was immaterial.

ASU 2015-05, "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement," issued guidance about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement does not contain a software license, the customer should account for the arrangement as a service contract. If the arrangement includes software licenses, it should be accounted for and considered as other licenses of intangible assets. CSC elected to adopt this ASU prospectively effective April 2, 2016. The adoption of this ASU did not have a material impact on its consolidated financial statements.

ASU 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” to provide guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. CSC adopted this ASU for the year ending March 31, 2017. In connection with the preparation of the financial statements for the year ended March 31, 2017, the Company conducted an evaluation as to whether there were conditions and events, considered in the aggregate, which raised substantial doubt as to the entity's ability to continue as a going concern within one year after the date of the issuance, or the date of availability, of the financial statements to be issued, noting that there did not appear to be evidence of substantial doubt of the entity's ability to continue as a going concern.

Standards Issued But Not Yet Effective

The following ASUs were recently issued but have not yet been adopted by CSC:

In May 2017, the FASB issued ASU 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting,” which provided clarity as to what changes to the terms or conditions of share-based payment awards require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for CSC for interim and annual periods beginning in fiscal 2019, with early adoption permitted and is applied prospectively to changes in terms or conditions of awards occurring on or after the adoption date. CSC will consider the impact that this standard may have on future stock-based payment award modifications should they occur.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2017, the FASB issued ASU 2017-07, “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which is intended to improve the presentation of net periodic pension cost and net periodic post-retirement benefit cost in an entity's financial statements by requiring the service cost component be disaggregated from other components of net benefit costs and presented in the same line item or items as other compensation costs for the employees. Additionally, only the service cost component of net benefit cost is eligible for capitalization when applicable. ASU 2017-07 is effective for CSC in fiscal 2019 and must be applied retrospectively. ASU 2017-07 is permitted for early adoption, but only at the beginning of an annual period for which financial statements have not been issued or made available for issuance. CSC is currently evaluating the impact that this ASU will have on its reporting and asset recognition.

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which simplifies how an entity is required to test goodwill for impairment by eliminating step two from the goodwill impairment test whereby a goodwill impairment loss is determined by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Rather, an entity will perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. ASU 2017-04 is effective for CSC in fiscal 2021, applied on a prospective basis, and early adoption is allowed for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. ASU 2017-04 will only be applicable in the event an impairment is recognized.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business,” which adds guidance to assisting companies evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or as businesses, and provides for a screen to determine when a transaction should be accounted for as the acquisition or disposal of assets and not of a business, potentially reducing the number of transactions that need to be further evaluated. ASU 2017-01 is effective for CSC in fiscal 2019, applied on a prospective basis, and early application is allowed for certain transactions. CSC will evaluate any potential business combinations that may occur in the future.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash a consensus of the FASB Emerging Issues Task Force,” which requires that amounts described as restricted cash or cash equivalents must be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 will be effective for CSC in fiscal 2019 and must be applied retrospectively to all periods presented. CSC is currently evaluating the impact, if any, that the adoption of ASU 2016-18 may have on its consolidated statements of cash flows in future reporting periods.

In October 2016, the FASB issued ASU 2016-17, “Consolidation (Topic 810): Interests held through Related Parties that are under Common Control,” which alters how a decision maker considers indirect interests in a variable interest entity ("VIE") held through an entity under common control and simplifies that analysis to require consideration of only an entity’s proportionate indirect interest in a VIE held through a common control party. ASU 2016-17 amends ASU 2015-02, “Consolidations (Topic 810): Amendments to the Consolidation Analysis,” adopted by CSC in the first three months of fiscal 2017, which did not have a material impact upon the unaudited consolidated financial statements. ASU 2016-17 will be effective for CSC in fiscal 2018 and will be required to be applied retrospectively to all relevant periods in fiscal 2017 when ASU 2015-02 was initially applied. CSC has determined the adoption of ASU 2016-17 will not have a material impact on its consolidated financial statements in future reporting periods.

In October 2016, the FASB issued ASU 2016-16, “Accounting for Income Taxes: Intra-entity Asset Transfers of Assets Other than Inventory,” which requires that an entity recognize the tax expense from intra-entity sales of assets, other than inventory, in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. ASU 2016-16 will be effective for CSC in fiscal 2019 and early adoption is permitted as of the beginning of a fiscal year. The new standard must be adopted using a modified retrospective transition method which is a cumulative-effective adjustment to retained earnings as of the beginning of the first effective reporting period. CSC is currently evaluating intercompany transaction tax effects to determine the impact of ASU 2016-16 on its reported effective tax rate.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which addressed eight cash flow classification issues that have created diversity in practice, providing definitive guidance on classification of certain cash receipts and payments. ASU 2016-15 will be effective for CSC in fiscal 2019 and early adoption is permitted. This ASU must be adopted retrospectively for all periods presented but may be applied prospectively if retrospective application would be impracticable. CSC will monitor future cash transactions and determine if any of the eight affected transactions occur to determine proper cash flow classification.

In June 2016, the FASB issued ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," which is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this update replace the existing incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 will be effective for CSC in fiscal 2021. This ASU must be adopted using a prospective transition approach for debt securities for which an other-than-temporary impairment had been recognized before the effective date. CSC is currently evaluating its trade receivables and financial arrangements for potential impact the adoption of ASU 2016-13 may have on its consolidated financial statements in future reporting periods.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." This amendment is intended to increase transparency and comparability among organizations by recognizing virtually all lease assets and lease liabilities on the balance sheet and disclosing key information about lease arrangements. ASU 2016-02 will be effective for CSC in fiscal 2020 and early adoption is permitted. This ASU must be adopted using a modified retrospective transition and provides for certain practical expedients. CSC is currently evaluating the effect the adoption of ASU 2016-02 will have on its existing accounting policies and the consolidated financial statements in future reporting periods, but expects there will be an increase in assets and liabilities on its balance sheets at adoption due to the recording of right-of-use assets and corresponding lease liabilities, which may be significant. Refer to Note 21 - "Commitments and Contingencies" for information about its operating lease obligations.

In January 2016, the FASB issued ASU 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities," which updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 will be effective for CSC in fiscal 2019. This ASU should be applied prospectively to equity investments that exist as of the date of adoption for equity securities without readily determinable fair values. CSC is currently evaluating the impact that adoption of ASU 2016-01 may have on its consolidated financial statements in future reporting periods.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which, along with amendments issued in 2015 and 2016, will replace most existing revenue recognition guidance under U.S. GAAP and eliminate industry specific guidance. The core principle of ASU 2014-09 is that revenue is recognized when the transfer of goods or services to customers occurs in an amount that reflects the consideration to which CSC expects to be entitled in exchange for those goods or services. The guidance also addresses the timing of recognition of certain costs incurred to obtain or fulfill a customer contract. Further, it requires the disclosure of sufficient information to enable readers of CSC’s financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, and information regarding significant judgments and changes in judgments made.

ASU 2014-09 provides two methods of adoption: full retrospective and modified retrospective. Under the full retrospective method, the standard would be applied to all periods presented with previously disclosed periods restated under the new guidance. Under the modified retrospective method, prior periods would not be restated but rather a cumulative catch-up adjustment would be recorded on the adoption date. The Company will adopt this standard in the first quarter of Fiscal 2019 and has not yet selected a transition method.

Based on the implementation efforts to-date, the Company is currently assessing the impact of the new standard on certain accounting policies that may be affected, including:

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
The Company’s IT and business process outsourcing arrangements comprise a series of distinct services, for which revenue is expected to be recognized as the services are provided in a manner that is generally consistent with current practices.

•
The Company has certain arrangements involving the sale of proprietary software and related services for which VSOE of fair value may not exist, resulting in the deferral of revenue. Under the new standard, estimates of standalone selling price will be necessary for all software performance obligations, which may result in the acceleration of revenue.

•
The Company currently does not capitalize commission costs, which will be required in certain cases under the new standard and amortized over the period that services or goods are transferred to the customer. However, the Company will need to further assess the impact of the standard on commission plans of the combined company.

CSC also is completing its initial assessment to evaluate the impact that adopting the guidance will have on processes, systems and internal controls. The Company expects there will be significant implementation efforts to accumulate and report additional disclosures required by the standard. Due to the Merger, the Company is still in the process of integrating its implementation plans. As such, the Company has not yet reached a conclusion about what impact ASU 2014-09 will have on its consolidated financial statements.

Other recently issued ASUs effective after March 31, 2017 are not expected to have a material effect on CSC's consolidated financial statements.

Note 2 - Acquisitions

Fiscal 2017 Acquisitions

Aspediens Acquisition

On July 5, 2016, CSC acquired all of the outstanding capital stock of Aspediens, a privately held provider of technology-enabled solutions for the service-management sector and a preferred partner of ServiceNow, for total purchase consideration of $15 million which was funded from existing cash balances. The acquisition enhanced CSC's Global Business Services ("GBS") segment in its ServiceNow practice.

The purchase consideration included cash of $8 million paid at closing, the estimated fair value of contingent consideration as of the acquisition date of $6 million and $1 million being withheld by the Company for one year following the closing of the acquisition as security for potential claims against the seller. The estimated amount of contingent consideration increased by $1 million to $7 million as of March 31, 2017. The purchase price was allocated to assets acquired and liabilities assumed as follows: $9 million to current assets, $1 million to noncurrent assets, $9 million to intangible assets other than goodwill, $8 million to current liabilities, $5 million to long-term liabilities and $9 million to goodwill. The goodwill was associated with the Company's GBS segment and is not tax deductible. The amortizable lives associated with the intangible assets acquired includes customer relationships which have a ten-year estimated useful life. Transaction costs associated with the acquisition were less than $1 million and were included within selling, general and administrative expenses in the consolidated statements of operations. For fiscal 2017, Aspediens contributed revenues and income from continuing operations that were immaterial to the Company's overall results.

Xchanging Acquisition

On December 29, 2015, CSC invested in Xchanging plc ("Xchanging"), a provider of technology-enabled business solutions to organizations in global insurance and financial services, healthcare, manufacturing, real estate and the public sector. Xchanging was listed on the London Stock Exchange under the symbol “XCH.” CSC purchased 24,636,553 shares of common stock of Xchanging for a purchase price of $2.83 per share for a total initial investment of approximately $70 million. The investment represented a 9.99% non-controlling equity interest in the outstanding shares of Xchanging.

On May 5, 2016, CSC acquired the remaining shares of Xchanging for a purchase price of $2.76 per share, or approximately $623 million, resulting in total cash consideration paid to and on behalf of the Xchanging shareholders of $693 million (or $492 million net of cash acquired) in the aggregate, which was funded from existing cash balances and borrowings under CSC's credit facility. Subsequent to the acquisition, the Company repaid the $254 million of acquired

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

debt. Transaction costs associated with the acquisition of $17 million were included within selling, general and administrative expenses in the Company's consolidated statements of operations. The acquisition expanded CSC's market coverage in the global insurance industry and enabled the Company to offer access to a broader, partner-enriched portfolio of services including property and casualty insurance and wealth management business processing services.

The Company recognized a net decrease of $44 million from measurement period adjustments, primarily related to deferred tax assets and liabilities, during the fourth quarter of fiscal 2017, which increased goodwill. The adjustments were the result of additional information obtained since December 30, 2016 that related to facts and circumstances that existed at the acquisition date.

The allocation of the purchase price to the assets acquired and liabilities assumed is presented below:

(in millions)	Estimated Fair Value
Cash and cash equivalents	$201
Accounts receivable and other current assets	195
Intangible assets - developed technology	97
Intangible assets - customer relationships	457
Intangible assets - trade names	10
Intangible assets - other	18
Deferred tax asset, long-term	68
Property and equipment and other noncurrent assets	31
Accounts payable, accrued payroll, accrued expenses and other current liabilities	(215)
Deferred revenue and advance contract payments	(52)
Debt	(254)
Deferred tax liability, long-term	(140)
Other long-term liabilities	(122)
Total identifiable net assets acquired	294
Goodwill	680
Noncontrolling interest	(281)
Total estimated consideration	$693

The amortizable lives associated with the intangible assets acquired are as follows:

Description	Estimated Useful Lives (Years)
Developed technology	7-8
Customer relationships	15
Trade names	3-5

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed when Xchanging was acquired. The goodwill recognized with the acquisition was attributable to the intellectual capital, the acquired assembled workforce and expected cost synergies, none of which qualify for recognition as a separate intangible asset. The goodwill arising from the acquisition was allocated to the Company's reportable segments based on the relative fair value of the expected incremental cash flows as $646 million to GBS segment and $34 million to Global Infrastructure Services ("GIS") segment. The goodwill associated with this acquisition was not deductible for tax purposes. For fiscal 2017, Xchanging contributed revenues of approximately $462 million and income from continuing

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

operations of approximately $17 million to CSC's consolidated results.

Fiscal 2016 Acquisitions

UXC Acquisition

On February 26, 2016, CSC acquired all outstanding capital stock of UXC Limited ("UXC"), a publicly owned IT services company which is a leading provider of enterprise application capabilities, consulting, applications management, professional services, connect infrastructure and health services in Australia. UXC was acquired for total purchase consideration of $289 million (net of cash acquired of $13 million), which was funded from existing cash balances. The acquisition continued the rebalancing of CSC's offering portfolio, strengthening it’s next-generation delivery model, and expanding its client base around the world. Transaction costs associated with the acquisition of $7 million were recorded as selling, general and administrative expenses. The purchase price was allocated to assets acquired and liabilities assumed as follows: $125 million to current assets, $37 million to noncurrent assets, $91 million to intangible assets other than goodwill, $153 million to current liabilities, $50 million to long-term liabilities and $252 million to goodwill. The amortizable lives associated with the intangible assets acquired includes customer relationships, which have an estimated useful life of ten years, and software and trade names, both of which have indefinite lives. The goodwill arising from the acquisition was allocated to both of the Company's reportable segments and was not deductible for tax purposes.

Axon Acquisition

On December 11, 2015, CSC acquired all of the outstanding capital stock of Axon Puerto Rico, Inc., a provider of enterprise application and infrastructure managed services to aerospace and defense, and other commercial industries, for cash consideration of $29 million (net of cash acquired of $5 million), which was funded from existing cash balances. The acquisition further advanced CSC’s position as a leader in providing cost effective, highly-secure IT managed services to firms worldwide, strengthened CSC’s next-generation delivery model and expanded its network of regional delivery centers.

Fixnetix Acquisition

On September 24, 2015, CSC acquired all of the outstanding capital stock of Fixnetix, Limited, a privately held provider of front-office managed trading solutions for capital markets, for total purchase consideration of $112 million. The purchase consideration included cash of $88 million (net of $1 million of cash acquired) paid at closing, the estimated fair value of contingent consideration as of the acquisition date of $21 million, and $2 million of adjustments to the acquisition final net working capital in the fourth quarter of fiscal 2016. The fair value measurement of remaining contingent consideration as of March 31, 2017 was zero.

Fruition Acquisition

On September 17, 2015, CSC acquired all of the outstanding capital stock of Fruition Partners, a privately held provider of technology-enabled solutions for the service management sector for cash consideration of $148 million (net of cash acquired of $2 million) funded from existing cash balances. The acquisition bolstered CSC's ability to offer enterprise and emerging clients an expanded range of cloud-based service-management solutions to improve their business through organizational efficiency and lower operating costs.

Pro forma financial information for the Company's fiscal 2016 acquisitions have not been presented since the acquisitions were neither individually, nor in the aggregate, material to CSC's consolidated results.

Fiscal 2015 Acquisitions

During fiscal 2015, CSC acquired two companies for total cash consideration of $49 million in its former NPS segment which was spun-off in the Separation.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Divestitures

The Company had no material divestitures during fiscal 2017. As a result of the Separation, the Company divested its NPS segment during fiscal 2016. In addition, during fiscal 2015, the Company divested non-core businesses as a part of its service portfolio optimization initiative to focus on next-generation technology services.

Implementation of the Separation and CSC's post-Separation relationship with CSRA is governed by several agreements, including a master separation and distribution agreement and intellectual property ("IP"), real estate, tax, non-U.S. agency and employee matters agreements. CSC and CSRA are also party to computer hardware lease agreements, which originated prior to the Separation, and expire at various dates through fiscal 2021. Pursuant to the IP matters agreement, CSC granted CSRA perpetual, royalty-free, non-assignable licenses to certain software products, trademarks and workflow and design methodologies for an annual net maintenance fee of $30 million per year for each of the five years following the Separation in exchange for maintenance services. The IP matters agreement was amended in February 2017, pursuant to which CSC assigned to CSRA the IP rights CSRA had previously licensed. In exchange, CSRA paid CSC $65 million and was released from the obligation to pay the annual net maintenance fee. CSC will no longer provide services to CSRA under the IP matters agreement. During fiscal 2017 and 2016, CSC recognized total revenues of $125 million and $35 million, respectively, for services rendered to CSRA under the IP matters agreement and various commercial agreements. Included in fiscal 2017 revenues was $20 million of revenues under the IP matters agreement which was recorded as deferred revenue and advance contract payments during fiscal 2016.

J. Michael Lawrie, Chairman, President and CEO of CSC, also served as Chairman of the Board of Directors of CSRA from November 27, 2015 until August 9, 2016. During his term on the CSRA Board, CSRA was considered a related party. See Note 5 - "Receivables" for related party accounts receivable balances. The payment terms for related party receivables were net 30 days. The CSRA related party accounts payable balance for fiscal 2016 of $8 million was recorded as accrued expenses and other current liabilities. This balance was primarily related to $7 million for settlement of share-based compensation awards.

The real estate matters agreement with CSRA governs the respective rights and responsibilities between CSC and CSRA for real property, including the allocation of space within shared facilities and transfer of ownership of certain real property. Under the Non-U.S. Agency Agreement, CSRA appointed CSC as its exclusive agent outside the U.S. with regard to certain non-U.S. customers, subject to some exceptions, for a period of five years after the distribution. The employee matters agreement with CSRA addressed employment, compensation and benefits matters including the allocation and treatment of liabilities and responsibilities relating to employee compensation and benefit plans and programs. Refer to Note 13 - "Retirement and Other Post-Retirement Benefit Plans" for additional information regarding pension and other benefit plans and Note 15 - "Stock Incentive Plans" for additional information regarding stock incentive plans.

The tax matters agreement with CSRA governs the respective rights, responsibilities and obligations of CSC and CSRA after the Separation with respect to all tax matters and includes restrictions designed to preserve the tax-free status of the distribution. Generally, as a matter of federal law, CSRA continues to have joint and several liability to the IRS for the full amount of the consolidated U.S. federal income taxes of the consolidated group relating to the taxable periods in which CSRA is part of that group. CSC has indemnified CSRA for such joint and several liability. CSRA will be responsible for income tax liabilities for separately filed income tax returns for CSRA entities for taxable periods ending on, before, or after the Separation. CSC and CSRA will generally be responsible for all taxes for periods after the Separation of their respective businesses and have given cross indemnities to that effect. Additionally, CSC and CSRA are responsible for liabilities for non-income taxes related to their respective businesses before the Separation regardless of whether CSC or a CSRA entity filed the returns. The obligations set forth under the tax matters agreement continue until the longer of final settlement or expiration of applicable statutes of limitations.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of the operating results of NPS which were reclassified as discontinued operations:

	Fiscal Years Ended
(in millions)	April 1, 2016(1)	April 3, 2015
Revenues	$2,504	$4,056
Costs of services	1,935	3,375
Selling, general and administrative	52	120
Depreciation and amortization	90	137
Restructuring costs	1	5
Separation and merger costs	103	—
Interest expense	15	22
Other (income) expense, net	(21)	2
Income from discontinued operations before income taxes	329	395
Income tax expense	(138)	(142)
Income from discontinued operations, net of tax	$191	$253

(1) Results for fiscal 2016 only reflect operating results through the Separation date of November 27, 2015, not the full twelve-month period as shown for fiscal 2015.

During the fiscal year ended April 1, 2016 the Company incurred $122 million of costs in connection with the Separation, primarily related to professional fees associated with preparation of regulatory filings and separation activities within finance, tax, legal and information system functions. Income from discontinued operations, net of taxes includes $103 million of these costs, and the remaining amount of $19 million was included within loss from continuing operations.

As a result of the Separation, no gain or loss on disposition was recognized; however, discontinued operations included the results of the fiscal 2016 sale of Welkin Associates Limited, a wholly owned subsidiary in the NPS segment to a strategic investor for consideration of $34 million on which a gain of $22 million was realized. At the time of disposition, the Welkin divestiture did not qualify to be presented as discontinued operations since it did not represent a strategic shift that would have a major effect on CSC's operations or financial results.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of the assets and liabilities distributed as part of the Separation:

(in millions)	As of November 27, 2015
Assets:
Cash and cash equivalents	$1,440
Receivables, net	470
Property and equipment, net	472
Goodwill, net	826
Other assets	307
Total assets	$3,515

Liabilities:
Accounts payable	$45
Accrued expenses and other current liabilities	409
Debt	1,702
Other long-term liabilities	692
Total liabilities	$2,848

Net assets distributed	$667

Approximately $31 million of accumulated other comprehensive loss, net of tax and $30 million of noncontrolling interest in subsidiaries were distributed to CSRA. In the fourth quarter of fiscal 2016, the Company recorded additional adjustments for the NPS disposition to retained earnings of $13 million.

The following selected financial information of NPS was included in the consolidated statements of cash flows:

	Fiscal Years Ended
(in millions)	April 1, 2016(1)	April 3, 2015
Depreciation	$75	$114
Amortization	$15	$23
Capital expenditures	$(75)	$(75)
Significant operating non-cash items:
Net gain on disposition of business	$22	$(3)
Significant investing non-cash items:
Capital expenditures through capital lease obligations	$—	$(10)
Capital expenditures in accounts payable	$(7)	$(14)
Disposition of assets	$(8)	$1

(1) Selected financial information for the fiscal year ended April 1, 2016 reflects cash flows through the Separation date of November 27, 2015, not the full twelve-month period as shown for fiscal 2015.

During fiscal 2015, CSC completed the sale of a German software non-core business to a strategic investor for cash consideration of $3 million. This divestiture was included in the GBS segment's healthcare group. The divested assets and liabilities included: current assets of $54 million (including $21 million of cash), noncurrent assets of $25 million, current liabilities of $33 million and noncurrent liabilities of $23 million. Included in net income from discontinued operations, net of

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

tax of $224 million, was a $29 million net loss related to this disposition. This included an $18 million loss on disposition, net of taxes.

Note 4 - Earnings Per Share

Basic EPS are computed using the weighted average number of common shares outstanding during the period. Diluted EPS reflect the incremental shares issuable upon the assumed exercise of stock options and equity awards. The following table reflects the calculation of basic and diluted EPS:

	Fiscal Years Ended
(in millions, except per-share amounts)	March 31, 2017	April 1, 2016	April 3, 2015

Net (loss) income attributable to CSC common shareholders:
From continuing operations	$(123)	$71	$(207)
From discontinued operations	—	180	209
	$(123)	$251	$2
Common share information:
Weighted average common shares outstanding for basic EPS	140.39	138.28	142.56
Dilutive effect of stock options and equity awards	—	3.05	—
Weighted average common shares outstanding for diluted EPS	140.39	141.33	142.56

EPS:
Basic
Continuing operations	$(0.88)	$0.51	$(1.45)
Discontinued operations	—	1.31	1.46
Total	$(0.88)	$1.82	$0.01

Diluted
Continuing operations	$(0.88)	$0.50	$(1.45)
Discontinued operations	—	1.28	1.46
Total	$(0.88)	$1.78	$0.01

(1) The Company adopted ASU 2016-09 during the fourth quarter of fiscal 2016 on a modified retrospective basis as of the beginning of the fiscal year.

Stock options and RSUs were excluded from the computation of dilutive EPS because inclusion of these amounts would have had an anti-dilutive effect. Due to the Company's net loss during fiscal 2017, PSUs were also excluded from the calculation because they would have had an anti-dilutive effect. The number of options and shares excluded were as follows:

	Fiscal Years Ended
	March 31, 2017	April 1, 2016	April 3, 2015
Stock Options	3,317,041	2,064,951	7,686,587
RSUs	845,315	201,581	2,062,625
PSUs	1,540,152	—	1,749,055

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During fiscal 2015, the Company entered into an accelerated share repurchase ("ASR") arrangement (see Note 14 - "Stockholders' Equity") and excluded 173,779 shares because their effect would have been anti-dilutive. The Company did not enter into any ASR arrangements during fiscal 2017 or 2016.

Note 5 - Receivables

Receivables, net of allowance for doubtful accounts consist of the following:

	As of
(in millions)	March 31, 2017	April 1, 2016
Billed trade receivables	$732	$1,061
Unbilled recoverable amounts under contracts in progress	402	595
Related party receivables	—	45
Other receivables	509	130
Total	$1,643	$1,831

The following table summarizes activity for allowance for doubtful accounts:

	As of and for Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Beginning balance	$31	$26	$32
Additions charged to costs and expenses	10	6	2
Deductions(1)	(13)	(3)	(4)
Other(2)	(2)	2	(4)
Ending balance	$26	$31	$26

(1)	Represents write-offs and recoveries of prior year charges.

(2)	Includes balances from acquisitions, changes in foreign currency exchange rates and the impact of the AR securitization facility.

Sale of Receivables

Receivables Securitization Facility

On December 21, 2016, the Company established a $250 million accounts receivable securitization facility (the "Receivables Facility") with certain unaffiliated financial institutions (the "Purchasers"). Under the Receivables Facility, the Company and certain of its subsidiaries sell billed and unbilled accounts receivable to CSC Receivables, LLC ("CSC Receivables"), a wholly owned bankruptcy-remote entity. CSC Receivables in turn sells such purchased accounts receivable in their entirety to the Purchasers pursuant to a receivables purchase agreement. Sales of receivables by CSC Receivables occur continuously and are settled on a monthly basis. The proceeds from the sale of these receivables comprise a combination of cash and a deferred purchase price receivable ("DPP"). The DPP is realized by the Company upon the ultimate collection of the underlying receivables sold to the Purchasers. The amount available under the Receivables Facility fluctuates over time based on the total amount of eligible receivables generated during the normal course of business after deducting excess concentrations. As of March 31, 2017, the total availability under the Receivables Facility was approximately $217 million. The Receivables Facility terminates on December 20, 2017, but may be extended. The Company uses the proceeds from receivables sales under the Receivables Facility for general corporate purposes.

The Company has no retained interests in the transferred receivables, other than collection and administrative services and its right to the DPP. The DPP is included in receivables, net of allowance for doubtful accounts on the consolidated balance sheets. The fair value of the sold receivables approximated their book value due to their short-term nature, and as a result no gain or loss on sale of receivables was recorded. In exchange for the sale of accounts receivable as

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of March 31, 2017, the Company received cash of $223 million and recorded a DPP. The DPP, which fluctuates over time based on the total amount of eligible receivables generated during the normal course of business, was $252 million as of March 31, 2017. Additionally, as of March 31, 2017, the Company recorded a $6 million liability within accounts payable because the amount of cash proceeds received by the Company under the Receivables Facility exceeded the maximum funding limit.

The Company’s risk of loss following the transfer of accounts receivable under the Receivables Facility is limited to the DPP outstanding and any short-falls in collections for specified non-credit related reasons after sale. Payment of the DPP is not subject to significant risks other than delinquencies and credit losses on accounts receivable sold under the Receivables Facility.

The following table is a reconciliation of the beginning and ending balances of the DPP:

As of and for the Fiscal Year Ended
(in millions)	March 31, 2017
Beginning balance	$—
Transfers of receivables	1,195
Collections	(943)
Ending balance	$252

Receivables Sales Facility

On April 21, 2015, CSC entered into a Master Accounts Receivable Purchase Agreement with several participants, for the continuous non-recourse sale of up to $450 million of eligible trade receivables related to its former NPS segment (the "Receivables Sales Facility"). The Company used the proceeds from receivable sales under the Receivables Sales Facility for general corporate purposes. On November 27, 2015, in connection with the Separation (see Note 3 - "Divestitures"), CSC ceased such receivables sales. During fiscal 2016, CSC sold $1.7 billion of billed and unbilled receivables, of which $1.5 billion was collected prior to the Separation. CSC incurred purchase discount and administrative fees of $1 million which were recorded, net of servicing income, within income from discontinued operations, net of taxes in the consolidated statements of operations. The Company estimated that its servicing fee was at fair value and therefore, no servicing asset or liability related to these services was recognized.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Fair Value

Fair value measurements on a recurring basis

The following table presents the Company’s assets and liabilities, excluding pension assets (see Note 13 - "Retirement and Other Post-Retirement Benefit Plans") and derivative assets and liabilities (see Note 7 - "Derivative Instruments"), that are measured at fair value on a recurring basis. There were no transfers between any of the levels during the periods presented.

		Fair Value Hierarchy
(in millions)	Fair Value	Level 1	Level 2	Level 3
Assets:	March 31, 2017
Money market funds and money market deposit accounts	$406	$406	$—	$—
Deferred purchase price receivable	252	—	—	252
Total assets	$658	$406	$—	$252

Liabilities:
Contingent consideration	$7	$—	$—	$7
Total liabilities	$7	$—	$—	$7

	April 1, 2016
Assets:
Money market funds and money market deposit accounts	$348	$348	$—	$—
Time deposits	1	1	—	—
Available for sale equity investments	66	66
Total assets	$415	$415	$—	$—

The fair value of money market funds and money market deposit accounts, reported as cash and cash equivalents, are based on quoted market prices. Fair value of the DPP, included in receivables, net, is determined by calculating the expected amount of cash to be received and is principally based on unobservable inputs consisting primarily of the face amount of the receivables adjusted for anticipated credit losses. The fair value of contingent consideration, presented in other liabilities, is based on contractually defined targets of financial performance and other considerations. The fair value of available for sale equity investments are based on quoted market prices and included in prepaid expenses and other current assets.

Other fair value disclosures

The carrying amounts of the Company’s financial instruments with short-term maturities are deemed to approximate their market values. The Company estimates the fair value of its long-term debt primarily using an expected present value technique, using interest rates offered to the Company for instruments with similar terms and remaining maturities. The estimated fair values of the Company's long-term debt, excluding capital leases, was $2.2 billion and $1.8 billion as of March 31, 2017 and April 1, 2016, respectively. If measured at fair value, long-term debt would be classified in Level 2.

Non-financial assets such as goodwill, tangible assets, intangible assets and other contract related long-lived assets are recorded at fair value in the period an impairment charge is recognized. The fair value measurements, in such instances, would be classified in Level 3. There were no significant impairments recorded during the fiscal years ended March 31, 2017 and April 1, 2016.

With respect to its foreign currency derivatives, as of March 31, 2017, there were eight counterparties with concentration of credit risk and based on gross fair value, the maximum amount of loss that the Company could incur is approximately $29 million.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The primary financial instruments other than derivatives that could subject the Company to concentrations of credit risk are accounts receivable. The Company periodically reviews its accounts receivable and records provisions for doubtful accounts as needed. The Company’s customer base includes Fortune 500 companies and other significant, well-known companies operating in North America, Europe and the Pacific Rim. Credit risk with respect to accounts receivable is minimized because of the nature and diversification of the Company’s customer base. The Company’s credit risk could be affected by customers in bankruptcy proceedings; however, because most of these proceedings involve business reorganizations rather than liquidations and the nature of the Company’s services are often considered essential to the operational continuity of these customers, the Company is generally able to avoid or mitigate significant adverse financial impact in these cases.

Note 7 - Derivative Instruments

The following table presents the fair values of derivative instruments included in the consolidated balance sheets:

	Derivative Assets
		As of
(in millions)	Balance Sheet Line Item	March 31, 2017	April 1, 2016

Derivatives designated for hedge accounting:
Interest rate swaps	Other assets	$5	$—
Foreign currency forward contracts	Prepaid expenses and other current assets	27	3
Total fair value of derivatives designated for hedge accounting		$32	$3

Derivatives not designated for hedge accounting:
Foreign currency forward contracts	Prepaid expenses and other current assets	$15	$12
Total fair value of derivatives not designated for hedge accounting		$15	$12

	Derivative Liabilities
		As of
(in millions)	Balance Sheet Line Item	March 31, 2017	April 1, 2016

Derivatives designated for hedge accounting:
Interest rate swaps	Other long-term liabilities	$1	$—
Foreign currency forward contracts	Accrued expenses and other current liabilities	—	4
Total fair value of derivatives designated for hedge accounting:		$1	$4

Derivatives not designated for hedge accounting:
Foreign currency forward contracts	Accrued expenses and other current liabilities	$12	$7
Total fair value of derivatives not designated for hedge accounting		$12	$7

Derivative instruments include foreign currency forward contracts and interest rate swap contracts. The fair value of foreign currency forward contracts represents the estimated amount required to settle the contracts using current market exchange rates, and is based on the period-end foreign currency exchange rates and forward points. The fair value of interest rate swaps is estimated based on valuation models that use interest rate yield curves as Level 2 inputs.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivatives designated for hedge accounting

Fair value hedges

During fiscal 2016, the Company terminated certain interest rate swaps related to the Company's 4.45% term notes, due 2022, which had aggregate notional values of $275 million and fair values of $23 million and derecognized the related derivative asset. The total hedge gain of $23 million for the termination of interest rate swaps during fiscal 2016 will be amortized into interest income over the remaining life of the debt, which is through September 2022. As of March 31, 2017, and April 1, 2016 the Company had no fair value hedges.

The following table presents the pre-tax gain (loss) related to the fair value hedges and the related hedged items, for fiscal 2017 and 2016, respectively:

	Derivative Instrument			Hedged Item
(in millions)	Statements of Operations Line Item	Gain for the Fiscal Years Ended		Balance Sheet Line Item	(Loss) for the Fiscal Years Ended
		March 31, 2017	April 1, 2016		March 31, 2017	April 1, 2016
Interest rate swaps	Other Income	$—	$5	Long-term debt, net	$—	$(5)

Cash flow hedges

As of March 31, 2017, the Company had a series of interest rate swap agreements with a total notional amount of $607 million. These instruments were designated as cash flow hedges of the variability of cash outflows for interest payments on certain floating interest rate debt, which effectively converted the debt into fixed interest rate debt. As of March 31, 2017, the Company terminated certain interest rate swap agreements which had aggregate notional values of $18 million and fair values of less than $1 million and derecognized the related derivative liability. The total hedge loss of less than $1 million was recognized as interest expense in the consolidated statements of operations.

As of March 31, 2017, the Company performed both retrospective and prospective hedge effectiveness analysis for the interest rate swaps designated as cash flow hedges. The Company applied the long-haul method outlined in ASC 815 “Derivatives and Hedging", to assess retrospective and prospective effectiveness of the interest rate swaps. A quantitative effectiveness analysis assessment of the hedging relationship was performed using regression analysis. As of March 31, 2017, the Company has determined that the hedging relationship was highly effective.

The Company has designated certain foreign currency forward contracts as cash flow hedges to reduce risks related to certain Indian Rupee denominated intercompany obligations and forecasted transactions. The notional amount of foreign currency forward contracts designated as cash flow hedges as of March 31, 2017 and April 1, 2016 was $486 million and $496 million, respectively, and the related forecasted transactions extend through March 2018.

For the fiscal years ended March 31, 2017 and April 1, 2016, the Company performed an assessment at the inception of the cash flow hedge transactions and determined all critical terms of the hedging instruments and hedged items matched; therefore, there is no ineffectiveness to be recorded and all changes in the hedging instruments’ fair value are recorded in AOCI and subsequently reclassified into earnings in the period during which the hedged transactions are recognized in earnings. The Company performs an assessment of critical terms on an on-going basis throughout the hedging period.

During the fiscal years ended March 31, 2017 and April 1, 2016, the Company had no cash flow hedges for which it was probable that the hedged transaction would not occur. As of March 31, 2017, $8 million of the existing amount of losses related to the cash flow hedge reported in AOCI is expected to be reclassified into earnings within the next 12 months.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below presents the pre-tax gains (losses) associated with the cash flow hedges, recognized in AOCI:

(in millions)	Gain (Loss) Recognized in AOCI (Effective Portion) for the Fiscal Years Ended	Gain (Loss) Reclassified into Cost of Services from AOCI (Effective Portion) for the Fiscal Years Ended	Gain (Loss) Recognized in Other Income (Expense)(Ineffective Portion) for the Fiscal Years Ended
	March 31, 2017
Foreign currency forward contracts	$(28)	$—	$—
Interest rate swaps	$(5)	$—	$—

	April 1, 2016
Foreign currency forward contracts	$1	$—	$—

Derivatives not designated for hedge accounting

Total return swaps

The Company manages the exposure to market volatility of the notional investments underlying its deferred compensation obligations by using total return swaps derivative contracts ("TRS"). For accounting purposes, these TRS are not designated as hedges, as defined under ASC 815 and all changes in their fair value and changes in the associated deferred compensation liabilities are recorded in costs of services and selling, general and administrative expenses in the Company's consolidated statements of operations. The TRS are reset monthly and are marked-to-market on the last day of each fiscal month.

Foreign currency derivatives

The Company manages the exposure to fluctuations in foreign currencies by using short-term foreign currency forward contracts to economically hedge certain foreign currency denominated assets and liabilities, including intercompany accounts and loans. For accounting purposes, these foreign currency forward contracts are not designated as hedges, as defined under ASC 815 and all changes in their fair value are reported in current period earnings within other income (expense), net of the Company's consolidated statements of operations.

The notional amount of the foreign currency forward contracts outstanding as of March 31, 2017 and April 1, 2016 was $2.9 billion and $2.2 billion, respectively.

The following table presents the pretax amounts impacting income related to derivatives not designated for hedge accounting:

		Fiscal Years Ended
(in millions)	Statement of Operations Line Item	March 31, 2017	April 1, 2016	April 3, 2015
Total return swaps	Cost of services and Selling, general & administrative	$2	$—	$(8)
Foreign currency forwards	Other (income) expense, net	(84)	19	9
Total		$(82)	$19	$1

Other risks

The Company is exposed to the risk of losses in the event of non-performance by the counterparties to its derivative contracts. To mitigate counterparty credit risk, the Company regularly reviews its credit exposure and the creditworthiness of the counterparties. The Company also enters into enforceable master netting arrangements with some of its counterparties. However, for financial reporting purposes, it is Company policy not to offset derivative assets and liabilities

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

despite the existence of enforceable master netting arrangements with some of its counterparties. The following table provides information about the potential effect of such netting arrangements on the Company's derivative instruments:

	Fair Value as of
	March 31, 2017		April 1, 2016
(in millions)	Assets	Liabilities	Assets	Liabilities
Gross amount of derivative instruments recognized in consolidated balance sheets	$47	$13	$15	$11
Gross amounts not offset in the consolidated balance sheets (1)	1	2	3	1
Net amount	$46	$11	$12	$10
_________________

(1)
These amounts represent the fair value of derivative instruments subject to enforceable master netting arrangements that the Company has elected to not offset. The Company's derivative contracts do not require it to hold or post financial collateral.

Note 8 - Property and Equipment

Property and equipment consisted of the following:

	As of
(in millions)	March 31, 2017	April 1, 2016
Property and equipment — gross:
Land, buildings and leasehold improvements	$873	$921
Computers and related equipment	2,695	2,794
Furniture and other equipment	141	197
Construction in progress	10	7
	3,719	3,919
Less: accumulated depreciation and amortization	2,816	2,894
Property and equipment, net	$903	$1,025

Depreciation expense for fiscal 2017, 2016 and 2015 was $338 million, $383 million and $493 million, respectively.

Note 9 - Intangible Assets

	As of March 31, 2017
(in millions)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Software	$2,347	$1,554	$793
Outsourcing contract costs	793	475	318
Customer and other intangible assets	947	264	683
Total intangible assets	$4,087	$2,293	$1,794

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	As of April 1, 2016
(in millions)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Software	$2,243	$1,531	$712
Outsourcing contract costs	828	494	334
Customer and other intangible assets	485	203	282
Total intangible assets	$3,556	$2,228	$1,328

Total intangible assets amortization was $320 million, $286 million and $374 million for fiscal 2017, 2016 and 2015, respectively. Total intangible assets amortization included amortization of outsourcing contract cost premiums recorded as reductions of revenues of $11 million, $11 million and $27 million for fiscal 2017, 2016 and 2015, respectively. The change in net carrying value from fiscal 2016 to 2017 included foreign currency translation loss of $92 million.

Estimated future amortization related to intangible assets as of March 31, 2017 is as follows:

Fiscal Year	(in millions)
2018	$320
2019	$295
2020	$264
2021	$220
2022	$178

During fiscal 2016 and 2015, CSC sold certain intangible assets with net book value of zero to a third party and recorded a gain on sale of $31 million and $53 million, respectively, as a reduction to GIS segment cost of services. There were no similar sales of intangible assets to a third party during fiscal 2017.

Purchased and internally developed software, net of accumulated amortization, consisted of the following:

(in millions)	March 31, 2017	April 1, 2016
Purchased software	$223	$206
Internally developed commercial software	341	352
Internally developed internal-use software	229	154
Total	$793	$712

Amortization expense related to purchased software and internally developed software, consisted of the following:

(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Purchased software	$82	$99	$129
Internally developed commercial software	58	56	61
Internally developed internal-use software	20	9	6
Total	$160	$164	$196

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Goodwill

The following tables summarize the changes in the carrying amount of goodwill, by segment, for the years ended March 31, 2017 and April 1, 2016, respectively.

(in millions)	GBS	GIS	Total
Goodwill, gross	$1,615	$2,424	$4,039
Accumulated impairment losses	(701)	(2,061)	(2,762)
Balance as of April 1, 2016, net	914	363	1,277

Additions	655	34	689
Foreign currency translation	(99)	(12)	(111)

Goodwill, gross	2,171	2,446	4,617
Accumulated impairment losses	(701)	(2,061)	(2,762)
Balance as of March 31, 2017, net	$1,470	$385	$1,855

(in millions)	GBS	GIS	Total
Goodwill, gross	$1,340	$2,260	$3,600
Accumulated impairment losses	(701)	(2,061)	(2,762)
Balance as of April 3, 2015, net	639	199	838

Additions	285	161	446
Foreign currency translation	(10)	3	(7)

Goodwill, gross	1,615	2,424	4,039
Accumulated impairment losses	(701)	(2,061)	(2,762)
Balance as of April 1, 2016, net	$914	$363	$1,277

The fiscal 2017 and 2016 additions to goodwill were due to the acquisitions described in Note 2 - "Acquisitions". The foreign currency translation amount reflects the impact of currency movements on non-U.S. dollar-denominated goodwill balances.

Goodwill Impairment Analyses

Fiscal 2017

For the Company’s annual goodwill impairment assessment as of July 2, 2016, the Company chose to bypass the initial qualitative assessment and proceeded directly to the first step of the impairment test for all reporting units. Based on the results of the first step of the impairment test, the Company concluded that the fair value of each reporting unit exceeded its carrying value and therefore the second step of the goodwill impairment test was not required.

As of March 31, 2017, the Company assessed whether there were events or changes in circumstances that would more likely than not reduce the fair value of any of its reporting units below its carrying amount and require goodwill to be tested for impairment. The Company determined that there have been no such indicators and therefore, it was unnecessary to perform an interim goodwill impairment test as of March 31, 2017.

Fiscal 2016

For the Company’s annual goodwill impairment assessment as of July 4, 2015, the Company chose to bypass the initial qualitative assessment and proceeded directly to the first step of the impairment test for all reporting units. Based on the

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

results of the first step of the impairment test, the Company concluded that the fair value of each reporting unit significantly exceeded its carrying value and therefore the second step of the goodwill impairment test was not required.

Fiscal 2015

As of the beginning of fiscal 2015, the Company reallocated goodwill among certain of its GBS reporting units due to 1) changes in the structure of segment management reporting; and 2) the availability of discrete financial information. Goodwill was reallocated using a relative fair value allocation approach. CSC performed a quantitative and qualitative goodwill impairment assessment for the reporting units and determined that there was no indication that goodwill was impaired for those reporting units as of the reallocation date.

For the Company’s annual goodwill impairment assessment as of July 5, 2014, the Company assessed qualitative factors to determine whether events or circumstances existed that would lead the Company to conclude that it was more likely than not that the fair value of any of its reporting units was below their carrying amounts. The Company determined that, based on its qualitative assessment of such factors for all reporting units, no reporting units met the more-likely-than-not threshold. Accordingly, the Company did not perform further analysis.

Note 11 - Income Taxes

The sources of income (loss) from continuing operations, before income taxes, classified between domestic entities and those entities domiciled outside of the U.S., are as follows:

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Domestic entities	$(157)	$(222)	$(761)
Entities outside the U.S.	(17)	232	90
Total	$(174)	$10	$(671)

The income tax (benefit) expense on income (loss) from continuing operations is comprised of:

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Current:
Federal	$(32)	$(79)	$(123)
State	14	(22)	(43)
Foreign	36	59	94
	18	(42)	(72)
Deferred:
Federal	(7)	(39)	(76)
State	(1)	48	(14)
Foreign	(84)	(29)	(302)
	(92)	(20)	(392)
Total income tax (benefit) expense	$(74)	$(62)	$(464)

The current (benefit) expense for fiscal 2017, 2016 and 2015, includes interest and penalties of $(9) million, $(4) million and $1 million, respectively, for uncertain tax positions.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The major elements contributing to the difference between the U.S. federal statutory tax rate of 35% and the effective tax rate ("ETR") for continuing operations are as follows:

	Fiscal Years Ended
	March 31, 2017	April 1, 2016	April 3, 2015
Statutory rate	(35.0)%	35.0%	(35.0)%
State income tax, net of federal tax	(4.0)	(145.7)	(4.1)
Change in uncertain tax positions	(3.4)	(685.0)	(0.7)
Foreign tax rate differential	(41.1)	(377.4)	(52.4)
Capitalized transaction costs	12.1	22.3	—
Change in valuation allowances	34.3	743.6	13.4
Excess tax benefits for stock compensation	(11.3)	(230.0)	(0.1)
Prepaid tax asset amortization	7.1	78.8	(1.1)
Income Tax Credits	(2.0)	(58.0)	(0.8)
Other items, net	0.8	(3.6)	11.6
Effective tax rate	(42.5)%	(620.0)%	(69.2)%

In fiscal 2017, the ETR was primarily impacted by:

•
A change in the valuation allowance that primarily consists of an aggregate income tax detriment for the increase in the valuation allowances on tax attributes in the U.S., Germany and Luxembourg, which decreased the overall income tax benefit and decreased the ETR by $135 million and 78%, respectively. Offset by an income tax benefit from the release of valuation allowances on tax attributes in Denmark, Japan and the U.K. which increased the overall income tax benefit and increased the ETR by $75 million and 43.0%, respectively.

•
An income tax detriment for transaction costs incurred that are not deductible for tax purposes, which resulted in a decrease to the overall tax benefit and decreased the ETR by $21 million and 12.1%, respectively.

•
An income tax benefit from excess tax benefits realized from employee share-based payment awards, which resulted in an increase in the overall income tax benefit and increased the ETR by $20 million and 11.3%, respectively.

In fiscal 2016, the ETR was primarily impacted by:

•
The early adoption of ASU 2016-09 “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” resulted in a tax benefit from the excess tax benefits realized from share options vested or exercised. This increased the overall income tax benefit and the ETR by $23 million and 230%, respectively.

•
Local losses on investments in Luxembourg (i) increased the valuation allowance and the ETR by $47 million and 470%, respectively, and (ii) decreased the foreign rate differential and ETR by $47 million and by 470%, respectively.

•
An increase in the overall valuation allowance primarily due to the divestiture of the Company's former NPS business division, which resulted in an increase in the valuation allowances related to state net operating losses and state tax credits. This decreased the overall income tax benefit and ETR by $27 million and 270%, respectively.

•
The release of a liability for uncertain tax positions following the closure of the U.K. tax audit for fiscal 2010 to 2012. This increased the overall income tax benefit by $58 million and the ETR by 580%.

•	The Company recognized adjustments to uncertain tax positions in the U.S. that increased the overall income tax benefit by $24 million and the ETR by 240%, respectively.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In fiscal 2015, the ETR was primarily impacted by:

•	The impact of the non-deductible SEC settlement of $190 million, which decreased the income tax benefit and the ETR by $73 million and 10.9%, respectively.

•
Local losses on investments in Luxembourg increased the foreign rate differential and increased the ETR by $325 million and 48.4%, respectively, with an offsetting decrease in the ETR due to an increase in the valuation allowance of the same amount.

•
Changes in valuation allowances in certain jurisdictions, including a valuation allowance release in the U.K. The total impact of the valuation allowance release increased the income tax benefit and the ETR by $235 million and 35.0%, respectively. There was a net decrease in valuation allowances in fiscal 2015.

The deferred tax assets (liabilities) were as follows:

	As of
(in millions)	March 31, 2017	April 1, 2016
Deferred tax assets
Employee benefits	$172	$153
Tax loss/credit carryforwards	1,307	1,158
Accrued interest	16	20
Contract accounting	89	110
Other assets	83	56
Total deferred tax assets	1,667	1,497
Valuation allowance	(1,094)	(1,036)
Net deferred tax assets	573	461

Deferred tax liabilities
Depreciation and amortization	(282)	(183)
Investment basis differences	(103)	(91)
Other liabilities	(45)	(23)
Total deferred tax liabilities	(430)	(297)

Total net deferred tax assets	$143	$164

Income tax related assets are included in the accompanying consolidated balance sheets were as follows:

	As of
(in millions)	March 31, 2017	April 1, 2016
Current:
Income tax receivables	$146	$60
	$146	$60
Non-current:
Income taxes receivable and prepaid taxes	$50	$81
Deferred tax assets	381	345
	$431	$426

Total	$577	$486

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income tax related liabilities are included in the accompanying balance sheet as follows:

	As of
(in millions)	March 31, 2017	April 1, 2016
Current:
Liability for uncertain tax positions	$(17)	$(18)
Income taxes payable	(21)	(22)
	$(38)	$(40)
Non-current:
Deferred tax liabilities	(238)	(181)
Liability for uncertain tax positions	(185)	(175)
	$(423)	$(356)

Total	$(461)	$(396)

Significant management judgment is required in determining the Company's provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. A valuation allowance has been recorded against deferred tax assets of approximately $1.1 billion as of March 31, 2017 due to uncertainties related to the ability to utilize these assets. In assessing whether its deferred tax assets are realizable, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. In determining whether the deferred tax assets are realizable, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, taxable income in prior carryback years, projected future taxable income, tax planning strategies and recent financial operations. Valuation allowances are evaluated as of the balance sheet date and will be subject to change in each future reporting period as a result of changes in various factors. The net increase in the valuation allowance of $58 million in fiscal 2017, is primarily due to restructuring costs in non-U.S. jurisdictions, local losses on investments in Luxembourg and the recording of additional valuation allowances on certain state income tax carry-forwards, reduced by the release of valuation allowances in non-U.S. jurisdictions. The release of valuation allowances in the non-U.S. jurisdictions is due to objectively verifiable positive evidence, improved earnings and three years of cumulative profits.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides information on the Company's various tax carryforwards:

	As of March 31, 2017				As of April 1, 2016
(in millions)	Total	With No Expiration	With Expiration	Expiration Dates Through	Total	With No Expiration	With Expiration	Expiration Dates Through
Net operating loss carryforwards
Federal	$65	$—	$65	2037	$42	$—	$42	2035
State	$911	$—	$911	2037	$556	$—	$556	2035
Foreign	$4,608	$4,537	$71	2036	$4,045	$3,986	$59	2028
Tax credit carryforwards
Federal	$7	$—	$7	2024	$7	$—	$7	2024
State	$45	$10	$35	2026	$42	$10	$32	2026
Foreign	$10	$—	$10	2020	$—	$—	$—	N/A
Capital loss carryforwards
Federal	$—	$—	$—	N/A	$—	$—	$—	N/A
State	$289	$—	$289	2018	$258	$—	$258	2018
Foreign	$235	$235	$—	N/A	$73	$73	$—	N/A

The Company is currently the beneficiary of tax holiday incentives in India, which expire in various fiscal years through 2026. As a result of the India tax holiday incentives, the Company recorded an income tax benefit of approximately $1 million, $2 million and $3 million, during fiscal 2017, 2016 and 2015, respectively. The per share effects were $0.01, $0.02 and $0.02, for fiscal 2017, 2016 and 2015, respectively.

In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in non-U.S. operations. As of March 31, 2017, the Company has not made a provision for U.S. income tax where the foreign investment of such earnings is essentially permanent in duration. Generally, such amounts would become subject to U.S. taxation upon the remittance of dividends to the U.S. and under certain other circumstances. As of March 31, 2017, the Company has not made a provision for foreign income tax where the accumulated earnings of certain foreign subsidiaries will be reinvested in other foreign operations. The cumulative undistributed positive taxable earnings of the Company's foreign subsidiaries were approximately $3.1 billion as of March 31, 2017. It is not practicable to estimate the tax cost of repatriating the cumulative undistributed taxable earnings of these foreign subsidiaries to the U.S.

In May 2013, the India Finance Act 2013 introduced a share buyback tax. Additional legislation was passed effective in May 2015 that increased the share buyback tax rate to 23.1% and increased the dividend distribution tax rate to 20.4%, among other changes. The Company uses the lower undistributed tax rate to measure deferred taxes on inside basis differences, including undistributed earnings, of our India operations as these earnings are permanently reinvested. If the Company changes its intent and distributes such earnings either in the form of a dividend or a share buyback, dividend distribution tax or share buyback tax will be incurred.

The Company accounts for income tax uncertainties in accordance with Income Taxes (ASC 740), which prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the consolidated financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

first subsequent financial reporting period in which that threshold is no longer met. ASC 740 also provides guidance on the accounting for and disclosure of liabilities for uncertain tax positions, interest and penalties.

In accordance with ASC 740, the Company’s liability for uncertain tax positions was as follows:

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016
Tax	$192	$180
Interest	25	33
Penalties	11	11
Net of tax attributes	(26)	(31)
Total	$202	$193

The following table summarizes the activity related to the Company’s uncertain tax positions (excluding interest and penalties and related tax attributes):

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Balance at beginning of fiscal year	$180	$304	$298
Gross increases related to prior year tax positions	14	21	45
Gross decreases related to prior year tax positions	(12)	(101)	(13)
Gross increases related to current year tax positions	10	7	12
Settlements and statute of limitation expirations	(7)	(48)	(27)
Acquisitions	6	3	—
Foreign exchange and others	1	(6)	(11)
Balance at end of fiscal year	$192	$180	$304

The Company’s liability for uncertain tax positions at March 31, 2017, April 1, 2016 and April 3, 2015, includes $149 million, $122 million and $148 million, respectively, related to amounts that, if recognized, would affect the effective tax rate (excluding related interest and penalties).

The Company recognizes interest accrued related to uncertain tax positions and penalties as a component of income tax expense. The following table presents the change in interest and penalties from the previous reported period, as well as the liability at the end of each period presented:

	As of and for the Fiscal Years Ended
	March 31, 2017	April 1, 2016	April 3, 2015
(in millions)	Increase (Decrease)
Interest	$(8)	$(6)	$9
Interest, net of tax	$(9)	$(4)	$10
Accrued penalties	$—	$2	$(10)
Liability for interest	$25	$33	$39
Liability for interest, net of tax	$20	$29	$33
Liability for penalties	$11	$11	$9

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is currently under examination in several tax jurisdictions. A summary of the tax years that remain subject to examination in certain of the Company’s major tax jurisdictions are:

Jurisdiction:	Tax Years that Remain Subject to Examination (Fiscal Year Ending):
United States – Federal	2008 and forward
United States – Various States	2008 and forward
Australia	2012 and forward
Canada	2010 and forward
Denmark	2010 and forward
France	2013 and forward
Germany	2010 and forward
India	1998 and forward
United Kingdom	2013 and forward

It is reasonably possible that during the next twelve months the Company's liability for uncertain tax positions may change by a significant amount. The IRS is examining the Company's federal income tax returns for fiscal 2008 through 2013. The Company entered into negotiations for a resolution of the fiscal 2008 through 2010 U.S. Federal audit through settlement with the IRS Office of Appeals. The IRS examined several issues for this audit that resulted in various audit adjustments. During the fourth quarter of fiscal 2016, the Company and the IRS reached an agreement in principle as to the settlement terms and the Company remeasured its uncertain tax positions. This audit cycle is now under review by the Joint Committee on Taxation. The Company has agreed to extend the statute of limitations associated with this audit through November 30, 2017.

As of March 31, 2017, we are undergoing an IRS audit for fiscal 2011 through 2013 Federal income tax returns. During the first quarter of 2018, we received a Revenue Agent’s Report, which includes proposed adjustments to previously filed tax returns. We continue to believe that our tax positions are more-likely-than-not sustainable and that we will ultimately prevail.

In addition, the Company may settle certain other tax examinations, have lapses in statutes of limitations, or voluntarily settle income tax positions in negotiated settlements for different amounts than the Company has accrued as uncertain tax positions. The Company may need to accrue and ultimately pay additional amounts for tax positions that previously met a more likely than not standard if such positions are not upheld. Conversely, the Company could settle positions with the tax authorities for amounts lower than those that have been accrued or extinguish a position though payment. The Company believes the outcomes which are reasonably possible within the next twelve months may result in a reduction in liability for uncertain tax positions of $24 million to $54 million, excluding interest and penalties.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Debt

The following is a summary of the Company's debt:

(in millions)	Interest Rates	Fiscal Year Maturities	March 31, 2017	April 1, 2016
Short-term debt and current maturities of long-term debt
Euro-denominated commercial paper	(0.1)% - 0.2%(1)	2018	$646	$559
Current maturities of long-term debt	Various	2018	55	79
Current maturities of capitalized lease liabilities	1.1% - 7.2%	2018	37	72
Short-term debt and current maturities of long term debt			$738	$710

Long-term debt, net of current maturities
GBP term loan	0.7%	2017	$—	$71
GBP term loan	1.0% - 1.2%(2)	2019	233	284
USD term loan	1.7% - 2.0%(3)	2021	571	575
AUD term loan	2.9% - 3.0%(4)	2022	76	—
Senior notes	4.5%	2023	453	454
Revolving credit facility(5)	1.4% - 3.3%	2021 - 2022	678	395
Lease credit facility	1.4% - 1.9%	2020 - 2022	60	49
Capitalized lease liabilities	1.1% - 7.2%	2018 - 2022	104	141
Borrowings for assets acquired under long-term financing	1.7% - 4.8%	2018 - 2021	77	51
Mandatorily redeemable preferred stock outstanding	3.5%	2023	61	61
Other borrowings	0.5% -14.0%	2018 - 2023	4	4
Long-term debt			2,317	2,085
Less: current maturities of long-term debt			92	151
Long-term debt, net of current maturities			$2,225	$1,934

(1)	Approximate weighted average interest rate
(2) Three-month LIBOR rate plus 0.65%
(3) At CSC's option, the USD note bears interest at a variable rate equal to the adjusted LIBOR for a one, two, three, or six month interest period, plus a margin between 0.75% and 1.50% based on a pricing grid consistent with the Company's outstanding revolving credit facility or the greater of the prime rate, the federal funds rate plus 0.50%, or the adjusted LIBOR for a one-month interest period plus 1.00%, in each case plus a margin of up to 0.50%, based on a pricing grid consistent with the revolving credit facility.
(4) Variable interest rate equal to the bank bill swap bid rate for a one, two, three or six-month interest period plus 0.95% - 1.45% based on the published credit ratings of CSC.
(5) Classified as short-term if the Company intends to repay within 12 months and as long-term otherwise.

European Commercial Paper Program

During fiscal 2017, CSC increased the maximum size of its existing European Commercial Paper Program ("ECP") from €500 million to €1 billion, or its equivalent in alternative currencies. The maturities of the ECP vary but may not exceed 364 days from the date of issue. The Company's revolving credit facility is available, subject to certain conditions, to repay borrowings under the ECP, if necessary. Borrowings may be issued at a discount, bear fixed or floating interest rates or a coupon calculated by reference to an index or formula.

Senior Notes and Term Loans

As of March 31, 2017, our outstanding debt included senior notes and unsecured term loans. Cash interest on the senior notes is payable semi-annually in arrears. Cash interest on the term loans is payable monthly or quarterly in arrears.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Generally, the Company's notes are redeemable at the Company's discretion at the then-applicable redemption prices plus accrued interest. The Company fully and unconditionally guaranteed notes issued by its 100% owned subsidiaries.

Revolving Credit Facility

During fiscal 2017, the Company entered into several amendments to its revolving credit facility agreement which increased commitments to $3.0 billion, extended the maturity dates of certain commitments and terminated the commitment of one lender. Of the total commitments, $70 million will mature during January 2021 and $2.9 billion will mature during January 2022. During fiscal 2017, CSC drew down $920 million on the revolving credit facility and repaid $535 million.

Lease Credit Facility

During fiscal 2016, the Company amended its existing master loan and security agreement (the "Lease Credit Facility") to reduce the aggregate commitment from $250 million to $150 million. The draw-down availability period of the Lease Credit Facility expires November 29, 2017, but may be extended by mutual agreement among the lenders and the Company. Once drawn, the funded amount converts into individual term notes of varying terms up to 60 months, depending upon the nature of the underlying equipment or software being financed.

Capital Lease and Financing Obligations

Capitalized lease liabilities represent obligations due under capital leases for the use of computers and other equipment. The gross amount of assets recorded under capital leases was $738 million with accumulated amortization of $598 million as of March 31, 2017, and $699 million with accumulated amortization of $563 million as of April 1, 2016. The future minimum lease payments required to be made under the capital leases as of March 31, 2017, are as follows:

Fiscal Year	(in millions)
2018	$37
2019	36
2020	23
2021	10
2022	1
Thereafter	—
Total minimum lease payments	107
Less: Amount representing interest and executory costs	(3)
Present value of net minimum lease payments	104
Less: Current maturities of capital lease obligations	(37)
Long-term capitalized lease liabilities	$67

Certain assets were acquired under long-term vendor financing agreements that mature over the next four years. Gross amounts of assets purchased under these borrowings included:

(in millions)	March 31, 2017	April 1, 2016
Property and equipment	$23	$50
Software	$99	$94
Outsourcing contract costs	$44	$44

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future Maturities of Long-Term Debt

Expected maturities of long-term debt, including borrowings for asset financing but excluding future minimum capital lease payments, for fiscal years subsequent to March 31, 2017, are as follows:

Fiscal Year	(in millions)
2018	$55
2019	307
2020	65
2021	542
2022	729
Thereafter	515
Total	$2,213

Note 13 - Retirement and Other Post-Retirement Benefit Plans

The Company offers a number of pension and OPEB plans, life insurance benefits, deferred compensation and other benefit plans. Most of CSC's pension plans are not admitting new participants; therefore, changes to pension liabilities are primarily due to market fluctuations of investments for existing participants and changes in interest rates.

Defined Benefit Plans

The Company has combined its U.S. pension, non-U.S. pension, OPEB and non-U.S. OPEB disclosures as the benefit obligations are not significant and the plans do not use significantly different assumptions, unless otherwise disclosed. After the Separation, the majority of U.S. pension and other benefit plans and nearly all of the plan assets associated with OPEB plans were transferred to CSRA and amended, resulting in a remeasurement. The Company recorded reductions in noncurrent assets of $3 million, current liabilities of $9 million, noncurrent liabilities of $473 million and accumulated other comprehensive income of $51 million. The remeasurement resulted in an actuarial gain of $21 million. See Note 3 - "Divestitures" for a further description of the Separation of NPS.

Eligible employees are enrolled in defined benefit pension plans in their country of domicile. The Contributory defined benefit pension plan in the U.K. represents the largest plan. In addition, healthcare, dental and life insurance benefits are also provided to certain non-U.S. employees. A significant number of employees outside the U.S. are covered by government sponsored programs at no direct cost to the Company other than related payroll taxes.

On December 31, 2015, a defined benefit pension plan in Switzerland was subject to interim remeasurement due to the significant amount of settlement payments from the plan. The interim remeasurement of the plan assets and liabilities resulted in an actuarial gain of $7 million using a discount rate of 0.81%, a decrease from 1.2% in prior fiscal year. As a result of the remeasurement, the plan's Projected Benefit Obligation ("PBO") decreased by $14 million and the funded status was 74%. The weighted-average expected long-term rate of return on plan assets, after remeasurement, was 4.15% which was consistent with fiscal 2016.

On December 31, 2014, a defined benefit pension plan in Switzerland was subject to interim remeasurement due to the significant amount of settlement payments from the plan. The interim remeasurement of the plan assets and liabilities resulted in an aggregate charge of $29 million, comprising actuarial losses of $26 million and a settlement loss of $3 million. A discount rate of 1.20% was used to remeasure the plans; a decrease from 2.10% in the prior fiscal year. As a result of the remeasurement, the plan's PBO decreased by $38 million and the funded status was 78%. The weighted-average expected long-term rate of return on plan assets, after remeasurement, was 3.60% which is consistent with the rate used at the beginning of fiscal 2015.

As additional contractual termination benefits for certain employees are part of the restructuring plans (see Note 19 - "Restructuring Costs"), the Company accrued $1 million, $6 million and $3 million, for fiscal 2017, 2016 and 2015, respectively. These amounts are reflected in the projected benefit obligation and in the net periodic pension cost.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Projected Benefit Obligations

(in millions)	March 31, 2017	April 1, 2016
Projected benefit obligation at beginning of year	$2,879	$3,061
Service cost	23	25
Interest cost	82	92
Plan participants’ contributions	3	4
Amendments	—	(3)
Business/contract acquisitions/divestitures	313	1
Contractual termination benefits	1	6
Settlement/curtailment	(13)	(14)
Actuarial loss (gain)	413	(92)
Benefits paid	(120)	(104)
Foreign currency exchange rate changes	(283)	(95)
Other	(1)	(2)
Projected benefit obligation at end of year	$3,297	$2,879

The following table summarizes the weighted average rates used in the determination of the Company’s benefit obligations:

	March 31, 2017	April 1, 2016
Discount rate	2.5%	3.1%
Rates of increase in compensation levels	2.2%	2.6%

Fair Value of Plan Assets and Funded Status

(in millions)	March 31, 2017	April 1, 2016
Fair value of plan assets at beginning of year	$2,597	$2,828
Actual return on plan assets	483	(49)
Employer contribution	123	21
Plan participants’ contributions	3	4
Benefits paid	(120)	(104)
Business/contract acquisitions/divestitures	199	—
Contractual termination benefits	6	11
Plan settlement	(13)	(14)
Foreign currency exchange rate changes	(279)	(100)
Other	(1)	—
Fair value of plan assets at end of year	$2,998	$2,597

Funded status at end of year	$(299)	$(282)

During fiscal 2017, the Company, along with the Trustee of CSC Computer Sciences Ltd. Main Pension Scheme (“CSC UK Pension”), the Trustee of the Rebus Pension Scheme (“Xchanging UK Pension”), and a financial institution (the "Institution"), entered into a multi-party arrangement whereby the Company’s corporate campus in Aldershot, U.K. (the "Property") was monetized for approximately $85 million in proceeds net of stamp duties paid. The Company concurrently contributed $85 million to the CSC UK Pension and Xchanging UK Pension plans as a special discretionary employer contribution. The transaction was executed by contributing the Property to a property limited partnership and all such LP interests were contributed to a Jersey Unit Trust owned 1% by the Company and 99% by the Institution.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the structured sale transaction, the Company entered into a 15-year master lease arrangement as master tenant, at approximately $4 million rent per year. Under U.S. GAAP, due to the continuing interest of the Company as master tenant, residual profit participation retained by the Company, Xchanging UK Pension and CSC UK Pension, and the Company's ownership of the general partner of the property limited partnership that owns the Property, the structured sale transaction resulted in accounting treatment as a financing transaction. As a consequence, the Property remains accounted for as an asset on the balance sheet of the Company at historical cost basis and accumulated depreciation thereon, with no gain or loss recorded. A corresponding $85 million liability was recorded as other long-term liabilities on the Company's consolidated balance sheet.

Selected Information

(in millions)	March 31, 2017	April 1, 2016
Other assets	$73	$44
Accrued expenses and other current liabilities	(7)	(5)
Non-current pension obligations	(342)	(298)
Other long-term liabilities - OPEB	(23)	(24)
Net amount recorded	$(299)	$(283)

Accumulated benefit obligation	$3,262	$2,835

	Benefit Plans with Projected Benefit Obligation in Excess of Plan Assets		Benefit Plans with Accumulated Benefit Obligation in Excess of Plan Assets
(in millions)	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016
Projected benefit obligation	$996	$693	$938	$668
Accumulated benefit obligation	$963	$658	$913	$640
Fair value of plan assets	$624	$366	$574	$346

Net Periodic Pension Cost

(in millions)	March 31, 2017		April 1, 2016	April 3, 2015
Service cost	$23		$25	$23
Interest cost	82	81	92	118
Expected return on assets	(161)		(179)	(183)
Amortization of transition obligation	1		1	1
Amortization of prior service costs	(17)		(19)	(10)
Contractual termination benefit	1		6	3
Settlement (gain) loss	—		(2)	1
Recognition of actuarial loss (gain)	87		127	278
Net periodic pension expense (income)	$16		$51	$231

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Estimated net transitional obligations of $1 million and prior service credit of $(18) million will be amortized from accumulated other comprehensive income into net periodic pension cost over the next fiscal year. The weighted-average rates used to determine net periodic pension cost were:

	March 31, 2017	April 1, 2016	April 3, 2015
Discount or settlement rates	3.1%	3.0%	4.4%
Expected long-term rates of return on assets	6.3%	6.3%	7.1%
Rates of increase in compensation levels	2.6%	2.8%	4.2%

The following is a summary of amounts in accumulated other comprehensive loss, before tax effects:

(in millions)	March 31, 2017	April 1, 2016
Net transition obligation	$—	$1
Prior service cost	(269)	(289)
Accumulated other comprehensive (loss) income	$(269)	$(288)

Estimated Future Benefits Payments

(in millions)
Employer contributions:
2018	$29

Benefit Payments:
2018	$100
2019	$104
2020	$111
2021	$116
2022	$120
2023 and thereafter	$679

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Plan Assets

The tables below set forth the fair value of plan assets by asset category within the fair value hierarchy:

	As of March 31, 2017
(in millions)	Level 1	Level 2	Level 3	Total
Equity:
Global/International Equity commingled funds	$1	$710	$—	$711
Global equity mutual funds	1	251	—	252
U.S./North American Equity commingled funds	1	39	—	40
Fixed Income:
Non-U.S. Government funds	—	3	—	3
Fixed income commingled funds	1	991	—	992
Fixed income mutual funds	3	—	—	3
Alternatives:
Other Alternatives (1)	3	412	343	758
Hedge Funds(2)	—	1	—	1
Insurance contracts	—	131	5	136
Cash and cash equivalents	94	8	—	102
Totals	$104	$2,546	$348	$2,998

	As of April 1, 2016
(in millions)	Level 1	Level 2	Level 3	Total
Equity:
Global/International Equity commingled funds	$1	$419	$—	$420
Global equity mutual funds	—	230	—	230
U.S./North American Equity commingled funds	1	264	—	265
Fixed Income:
Fixed income commingled funds	1	846	—	847
Alternatives:
Other Alternatives (1)	3	373	165	541
Hedge Funds(2)	—	—	146	146
Insurance contracts	—	135	4	139
Cash equivalents	5	4	—	9
Totals	$11	$2,271	$315	$2,597

(1) Represents real estate and other commingled funds consisting mainly of equities, bonds, or commodities.
(2) Represents investments in diversified fund of hedge funds.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in fair value measurements of level 3 investments for the defined benefit plans were as follows:

(in millions)
Balance as of April 3, 2015	$289
Actual return on plan assets held at the reporting date	6
Purchases, sales and settlements	34
Changes due to exchange rates	(14)
Balance as of April 1, 2016	315
Actual return on plan assets held at the reporting date	60
Purchases, sales and settlements	9
Changes due to exchange rates	(36)
Balance as of March 31, 2017	$348

Domestic and global equity accounts are categorized as Level 1 if the securities trade on national or international exchanges and are valued at their last reported closing price. Equity assets in commingled funds reporting a net asset value are categorized as Level 2 and valued using broker dealer bids or quotes of securities with similar characteristics.

Fixed income accounts are categorized as Level 1 if traded on a publicly quoted exchange or as level 2 if investments in corporate bonds are primarily investment grade bonds, generally priced using model-based pricing methods that use observable market data as inputs. Broker dealer bids or quotes of securities with similar characteristics may also be used.

Alternative investment fund securities are categorized as Level 1 if held in a mutual fund or in a separate account structure and actively traded through a recognized exchange, or as Level 2 if they are held in commingled or collective account structures and are actively traded. Alternative investment fund securities are classified as Level 3 if they are held in Limited Company or Limited Partnership structures or cannot otherwise be classified as Level 1 or Level 2.

Insurance contracts purchased to cover benefits payable to retirees are valued using the assumptions used to value the projected benefit obligation.

Cash equivalents that have quoted prices in active markets are classified as Level 1. Short-term money market commingled funds are categorized as Level 2 and valued at cost plus accrued interest which approximates fair value.

Plan Asset Allocations

Asset Category	March 31, 2017	April 1, 2016
Equity securities	33%	35%
Debt securities	33%	33%
Alternatives	25%	26%
Cash and other	9%	6%
Total	100%	100%

Plan assets are held in a trust that includes commingled funds subject to country specific regulations and invested primarily in commingled funds. The U.K. pension plans, the Company's largest pension plans by assets and projected liabilities, a target allocation by asset class was developed to achieve their long-term objectives. Asset allocations are monitored closely and investment reviews regarding asset strategy are conducted regularly with internal and external advisors.

The Company’s investment goals and risk management strategy for plan assets evaluates a number of factors, including the time horizon of the plans’ obligations. Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification in order to minimize risk, yet produces a reasonable amount of return on investment over

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the long term. Sufficient liquidity is maintained to meet benefit obligations as they become due. Third party investment managers are employed to invest assets in both passively-indexed and actively-managed strategies. Equities are primarily invested broadly in domestic and foreign companies across market capitalizations and industries. Fixed income securities are invested broadly, primarily in government treasury, corporate credit, mortgage backed and asset backed investments. Alternative investment allocations are included in selected plans to achieve greater portfolio diversity intended to reduce the overall risk of the plans.

Plan asset risks include longevity, inflation, and other changes in market conditions that could reduce the value of plan assets. Also, a decline in the yield of high quality corporate bonds may adversely affect discount rates resulting in an increase in CSC's pension and other post-retirement obligations. These risks, among others, could cause the plans’ funded status to deteriorate, resulting in an increased reliance on Company contributions. Derivatives are permitted although their current use is limited within traditional funds and broadly allowed within alternative funds. Derivatives are used for inflation risk management and within the liability driven investing strategy. The Company also has investments in insurance contracts to pay plan benefits in certain countries.

Return on Assets

The Company consults with internal and external advisors regarding the expected long-term rate of return on assets. The Company uses various sources in its approach to compute the expected long-term rate of return of the major asset classes expected in each of the plans. CSC utilizes long-term, typically 30 years, asset class return assumptions provided by external advisors. Consideration is also given to the extent active management is employed in each asset class and also to management expenses. A single expected long-term rate of return is calculated for each plan by assessing the plan's expected asset allocation strategy, the benefits of diversification therefrom, historical excess returns from actively managed traditional investments, expected long-term returns for alternative investments and expected investment expenses. The resulting composite rate of return is reviewed by internal and external parties for reasonableness.

Retirement Plan Discount Rate

The U.K. discount rate is based on the yield curve approach using the U.K. Aon Hewitt GBP Single Agency AA Corporates-Only Curve. In fiscal 2016, the bond universe was modified to include corporate bonds only.

Defined Contribution Plans

The Company sponsors defined contribution plans for substantially all U.S. employees and certain foreign employees. The plans allow employees to contribute a portion of their earnings in accordance with specified guidelines. Matching contributions are made annually in January to participants employed on December 31 of the prior year and vest in one year. However, if a participant retires from CSC or dies prior to December 31, the participant will be eligible to receive matching contributions approximately 30 days following separation from service. During fiscal 2017, 2016 and 2015, the Company contributed $124 million, $132 million and $177 million, respectively, to its defined contribution plans. At March 31, 2017, plan assets included 4,628,230 shares of the Company’s common stock.

Deferred Compensation Plan

Effective August 14, 1995, the Company adopted the Computer Sciences Corporation Deferred Compensation Plan (the "Plan"). The Plan consists of one plan for the benefit of key executives and non-employee directors. Pursuant to the Plan, certain management and highly compensated employees are eligible to defer all or a portion of their regular salary that exceeds the limitation set forth in Internal Revenue Section 401(a)(17) and all or a portion of their incentive compensation, and non-employee directors are eligible to defer up to 100% of their compensation. The liability, which is included in Other long-term liabilities in the Company's consolidated balance sheets under the Plan, amounted to $67 million as of March 31, 2017 and $74 million as of April 1, 2016. The Company’s expense under the Plan totaled $5 million, $3 million and $2 million, for fiscal 2017, 2016 and 2015, respectively.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Stockholders' Equity

Share Repurchase Program

In May 2014, the Company’s Board of Directors approved a share repurchase program authorizing up to $1.5 billion of CSC's outstanding common stock. As a result of the Merger, this program terminated on April 1, 2017. The Company repurchased shares through a combination of open market purchases and ASR arrangements, in compliance with SEC rules, market conditions and applicable federal and state legal requirements. The timing, volume and nature of share repurchases were at the discretion of management. The shares repurchased were retired immediately and included in the category of authorized but unissued shares. The excess of purchase price over par value of the common shares was allocated between additional paid-in capital and retained earnings.

Shares repurchased, under both the open market purchases and the ASR arrangements, are shown below:

Fiscal Year	Number of shares repurchased	Average Price Per Share	Amount (In millions)
2016
Open market purchases	3,587,224	$48.28	$173
ASR (1)	162,908	$0.00	—
Total	3,750,132	$46.18	$173
2015
Open market purchases (2)	7,560,358	$60.71	$459
ASR	4,155,193	$66.69	277
Total	11,715,551	$62.83	$736

(1)	Reflects additional shares received during fiscal 2016 for the fourth quarter ASR arrangement discussed below.

(2)	The Company paid $6 million during the first quarter of fiscal 2015 for shares purchased during the fourth quarter of fiscal 2014 that had not yet settled as of March 28, 2014.

During fiscal 2015, the Company entered into two ASR arrangements with a financial institution. Both of these ASR arrangements were characterized by a) upfront cash payments by the Company against which it received an initial delivery of shares, and b) a true-up of the number of shares received, at maturity of the ASR arrangement, based on the volume weighted-average price of shares during the term of the ASR arrangement. Both the ASR arrangements met all applicable criteria for equity classification and, therefore, were not accounted for as derivative instruments.

The details of the two fiscal 2015 ASR arrangements were as follows:

Program	Contract Maturity	Total Value of ASR (in millions)	Number of Shares Repurchased	Consideration (in millions)	Average Price Per Share
Second quarter ASR arrangement (1)	November 6, 2014	$125	1,290,481	$75	$58.12
Fourth quarter ASR arrangement (2)	November 8, 2015	302	3,027,620	202	$66.75
Total		$427	4,318,101	$277	$64.17

(1)	In the third quarter of fiscal 2015, the Company received an additional 31,830 shares and a refund of the $50 million prepayment in cash upon settlement of the second quarter ASR arrangement.

(2)
Consideration includes transaction costs. During the second quarter of fiscal 2016, the Company received an additional 162,908 shares. During the third quarter of fiscal 2016, the Company received a refund of a $100 million prepayment in cash upon settlement of the fourth quarter ASR arrangement that was initially included within equity during fiscal 2015.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Treasury Stock Transactions

In fiscal 2017, 2016 and 2015 the Company accepted 72,231, 48,416 and 121,350 shares of its common stock, respectively, in lieu of cash in connection with the exercise of stock options. In fiscal 2017, 2016 and 2015, the Company accepted 195,201, 716,999 and 330,037 shares of its common stock, respectively, in lieu of cash in connection with the tax withholdings associated with the release of common stock upon vesting of restricted stock and RSUs.

Dividends

	Cash Dividends Declared
(in millions, except per share amounts)	Per Common Share	Total	Unpaid at Fiscal Year End
Fiscal 2017	$0.56	$80	$20
Fiscal 2016*	$2.99	$421	$19
Fiscal 2015	$0.92	$131	$32

* In connection with the Separation (see Note 3 - "Divestitures"), CSC and CSRA each paid concurrent special cash dividends on November 30, 2015 of $2.25 and $8.25 per share, respectively. Payment of each portion of the special dividend was made to holders of common stock on the Record Date who received shares of CSRA common stock in the distribution.

Accumulated Other Comprehensive Income (Loss)

The following table shows the changes in accumulated other comprehensive income (loss), net of taxes:

(in millions)	Foreign Currency Translation Adjustments	Cash Flow Hedges	Pension and Other Post-retirement Benefit Plans	Accumulated Other Comprehensive Income (Loss)
Balance at March 28, 2014	$(6)	$—	$285	$279
Current-period other comprehensive (loss) income	(310)	(2)	57	(255)
Amounts reclassified from accumulated other comprehensive loss, net of taxes	—	—	(3)	(3)
Balance at April 3, 2015	$(316)	$(2)	$339	$21
Current-period other comprehensive (loss) income	(83)	1	1	(81)
Amounts reclassified from accumulated other comprehensive loss, net of taxes	—	—	(20)	(20)
Transfer to CSRA	—	—	(31)	(31)
Balance at April 1, 2016	$(399)	$(1)	$289	$(111)
Current-period other comprehensive (loss) income	(59)	21	(2)	(40)
Amounts reclassified from accumulated other comprehensive loss, net of taxes	—	—	(11)	(11)
Balance at March 31, 2017	$(458)	$20	$276	$(162)

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Stock Incentive Plans

Employee Incentives

The Company has two stock incentive plans which authorize the issuance of stock options, restricted stock and other share-based incentives to employees upon terms approved by the Compensation Committee of the Board of Directors. The Company’s overall share-based compensation granting practice has not changed significantly since previously reported. The Company issues authorized but previously unissued shares upon the exercise of stock options, the granting of restricted stock awards and the settlement of RSUs. There were no restricted stock awards outstanding during fiscal 2017, 2016, or 2015.

As of March 31, 2017, 13,929,076 shares of CSC common stock were available for the grant of future stock options, restricted stock or other share-based incentives to employees. See Note 23 - "Subsequent Events" for post-Merger status.

The Company recognized share-based compensation expense for fiscal 2017, 2016 and 2015 as follows:

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Total	$75	$46	$68
Total, net of tax	$50	$29	$43

The Company uses the Black-Scholes-Merton model in determining the fair value of stock options granted. In determining the overall risk-free interest rate for fiscal 2017, a range of interest rates from 1.17% to 1.92% was applied depending on the expected life of the grant. The range of volatility used for fiscal 2017 was 29% to 30%.

The weighted average fair values of stock options granted during fiscal 2017, 2016 and 2015 were $13.00, $9.00 and $18.32 per share, respectively. In calculating the compensation expense for its stock incentive plans, the Company used the following weighted average assumptions:

	Fiscal Year
	2017	2016	2015
Risk-free interest rate	1.60%	1.81%	2.07%
Expected volatility	29%	31%	33%
Expected term (in years)	6.09	6.23	6.22
Dividend yield	1.56%	1.39%	1.50%

For the year ended March 31, 2017, the Company realized tax benefits from employee share-based payment awards of $35 million.

As a result of the Separation of NPS in the third quarter fiscal 2016, most stock awards issued by the Company were modified, including acceleration of vesting of certain awards and the issuance of new CSRA awards under the basket method, whereby awards granted prior to fiscal 2016 in CSC equity were converted into two awards: an award in an adjusted CSC equity award and a CSRA equity award. In the case of stock options, the number of options and the exercise price were adjusted for the impact of the Separation. The conversions were structured to generally preserve the intrinsic value of the awards immediately prior to the Separation. There was no incremental stock compensation expense recognized as a result of the modification of the awards.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options

The Company’s stock options vest one-third annually on each of the first three anniversaries of the grant date. Stock options are generally granted for a term of ten years. Information concerning stock options granted under stock incentive plans was as follows:

	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding as of March 28, 2014	9,829,611	$43.30	5.73	$167
Granted	1,331,862	$60.89
Exercised	(4,476,715)	$45.19		$82
Canceled/Forfeited	(1,057,332)	$42.67
Expired	(71,117)	$45.53
Outstanding as of April 3, 2015	5,556,309	$46.08	5.93	$107
Granted	1,052,129	$30.70
Issued due to Separation modification	1,614,465	$28.40
Exercised	(2,372,109)	$19.27		$46
Canceled/Forfeited	(434,578)	$28.59
Expired	(49,595)	$20.87
Outstanding as of April 1, 2016	5,366,621	$24.83	7.06	$51
Granted	2,450,976	$50.91
Exercised	(2,544,955)	$21.84		$73
Canceled/Forfeited	(448,505)	$36.94
Expired	(56,741)	$14.36
Outstanding as of March 31, 2017	4,767,396	$38.70	8.01	$145
Vested and expected to vest in the future as of March 31, 2017	4,496,499	$38.14	7.94	$139
Exercisable as of March 31, 2017	1,249,801	$24.34	5.67	$56

	As of March 31, 2017
	Options Outstanding			Options Exercisable
Range of Option Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable	Weighted Average Exercise Price
$10.35 - $29.70	1,024,551	$22.44	5.12	886,308	$21.66
$30.31 - $48.61	1,496,474	$31.26	8.12	360,258	$30.72
$49.24 - 61.75	2,246,371	$51.07	9.25	3,235	$49.24
	4,767,396			1,249,801

The total fair value of stock options vested during fiscal 2017, 2016 and 2015 was $8 million, $13 million and $9 million, respectively. The cash received from stock options exercised during fiscal 2017, 2016 and 2015 was $54 million, $82 million and $196 million, respectively.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2017, there was $28 million of unrecognized compensation expense related to unvested stock options, net of expected forfeitures. The cost is expected to be recognized over a weighted-average period of 2.07 years.

Restricted Stock Units

RSUs consist of equity awards with the right to receive one share of common stock of the Company granted at a price of $0. RSUs generally vest over periods of three to five years. Upon the settlement date, RSUs are settled in shares of CSC common stock and dividend equivalents. If the employee’s status as a full-time employee is terminated prior to the vesting of the RSU grant in full, then the RSU grant is automatically canceled on the termination date and any unvested shares and dividend equivalents are forfeited.

Certain executives were awarded service-based RSUs for which the shares are redeemable over the ten anniversaries following the executive's separation from service as a full-time employee, provided the executive complies with certain non-competition covenants during the ten-year period following the executive's separation of service. For certain executives who joined the company in fiscal 2013 and thereafter, the awards vest at age 62, or 50% of the award vests at age 55 with 5 years' service with an additional 10% vesting each additional year of service up to 10 years of service. Prior to fiscal 2013, awards vested at age 65 or age 55 with 10 years of service.

The Company also grants PSUs, which generally vest over a period of three years. The number of PSUs that ultimately vest is dependent upon the Company’s achievement of certain specified financial performance criteria over a three-year period. If the specified performance criteria are met, awards are settled for shares of CSC common stock and dividend equivalents upon the filing with the SEC of the Annual Report on Form 10-K for the last fiscal year of the performance period. PSU awards include the potential for accelerated vesting of 25% of the shares granted after the first and second fiscal years if certain of the Company's performance targets are met early. Compensation expense during the performance period is estimated at each reporting date using management's expectation of the probable achievement of the specified performance criteria and is adjusted to the extent the expected achievement changes. The Company met its performance targets in fiscal 2016 as such, shares were settled in the first quarter of fiscal 2017. In the table below, such awards are reflected at the number of shares originally granted.

Information concerning RSUs (including PSUs) granted under the stock incentive plans, was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding as of March 28, 2014	3,187,741	$41.34
Granted	1,000,150	$60.91
Settled	(829,861)	$40.81
Canceled/Forfeited	(778,355)	$42.62
Outstanding as of April 3, 2015	2,579,675	$48.70
Granted	3,234,197	$27.97
Issued due to Separation modification	419,160	$29.95
Settled	(1,783,664)	$28.87
Canceled/Forfeited	(851,369)	$40.97
Outstanding as of April 1, 2016	3,597,999	$29.25
Granted	1,150,185	$47.70
Settled	(602,467)	$27.29
Canceled/Forfeited	(434,732)	$32.86
Outstanding as of March 31, 2017	3,710,985	$34.86

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2017, there was $58 million of unrecognized compensation expense related to unvested RSUs, net of expected forfeitures. The cost is expected to be recognized over a weighted-average period of 1.80 years.

Non-employee Director Incentives

The Company has one stock incentive plan which authorizes the issuance of stock options, restricted stock and other share-based incentives to non-employee directors upon terms approved by the Company’s Board of Directors. As of March 31, 2017, 593,136 shares of CSC common stock remained available for the grant of future RSUs or other share-based incentives to nonemployee directors.

RSU awards to non-employee directors are granted at a price of $0. For RSU awards granted in fiscal 2014 and thereafter, RSUs vest and settle at the earlier of (i) the one-year anniversary of the grant date, or (ii) the date of the Company's first Annual Meeting of the Stockholders held after the grant date. Alternatively, settlement of the RSU may be deferred per election of the non-employee director. For awards granted in fiscal 2013 and prior, vested RSUs are automatically settled for shares of CSC common stock and dividend equivalents when the non-employee director ceases to be a director of the Company. At the holder’s election, the RSUs may be settled (i) in their entirety, upon the day the holder ceases to be a director, or (ii) in substantially equal amounts upon the first five, ten or fifteen anniversaries of such termination of service.

Information concerning RSUs granted to non-employee directors was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding as of March 28, 2014	184,146	$42.07
Granted	22,100	$59.63
Settled	(62,260)	$44.10
Canceled/Forfeited	—	$—
Outstanding as of April 3, 2015	143,986	$30.02
Granted	65,188	$31.75
Settled	(107,878)	$33.11
Canceled/Forfeited	(12,250)	$33.96
Outstanding as of April 1, 2016	89,046	$27.00
Granted	33,600	$47.35
Settled	(32,080)	$28.58
Canceled/Forfeited	(4,800)	$30.31
Outstanding as of March 31, 2017	85,766	$34.19

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Cash Flows

Cash payments for interest on indebtedness and income taxes and other select non-cash activities are as follows:

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Cash paid for:
Interest	$103	$124	$144
Taxes on income, net of refunds	$63	$65	$146

Non-cash activities:
Investing:
Capital expenditures in accounts payable and accrued expenses	$43	$42	$39
Capital expenditures through capital lease obligations	$52	$47	$24
Assets acquired under long-term financing	$87	$1	$64
Financing:
Dividends declared but not yet paid	$20	$19	$32

Note 17 - Other (Income) Expense, Net

The following table summarizes components of other (income) expense, net:

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Foreign currency (gain) loss	$(8)	$(1)	$11
Other gain	(2)	(8)	(1)
Totals	$(10)	$(9)	$10

Foreign currency (gain) loss results from the movement of foreign currency exchange rates on the Company’s foreign currency denominated assets and liabilities, related hedges including options to manage its exposure to economic risk and the cost of the Company’s hedging program. Other gain during fiscal 2016 primarily included a $6 million gain on sale of certain assets.

Note 18 - Segment and Geographic Information

CSC's reportable segments are Global Business Services and Global Infrastructure Services. These reportable segments are organized by the types of services they provide. When determining the reportable segments, the Company aggregated operating segments based on their similar operating characteristics. Geographically, CSC has significant operations throughout North America, Europe, Asia and Australia. Due to the Separation, on November 27, 2015, North American Public Sector is no longer included as a reportable segment and its results have been reclassified to discontinued operations, net of taxes, for fiscal 2016 and 2015.

Global Business Services

GBS provides innovative technology solutions including digital applications and applications services and software, which address key business challenges within the customer’s industry. GBS strives to help clients understand and take advantage of industry trends of IT modernization and virtualization of the IT portfolio (hardware, software, networking, storage and computing assets). GBS has three primary focus areas: industry aligned next-generation software and solutions; digital applications, our consulting and applications business and big data services. Industry aligned next-generation software and solutions is centered on the insurance, banking, healthcare and life sciences industries, as well as manufacturing and other diversified industries. Activities are primarily related to vertical alignment of software solutions

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and process-based intellectual property that power mission-critical transaction engines, in addition to the provision of tailored business process services. The digital applications business helps organizations innovate, transform and create sustainable competitive advantage through a combination of industry, business process, technology, systems integration and change management expertise, while optimizing and modernizing clients' business and technical environments, enabling clients to capitalize on emerging services such as cloud and mobility as well as big data within new commercial models including "as a Service." Key competitive differentiators for GBS include its global scale, solution objectivity, depth of industry expertise, strong partnerships, vendor and product independence and end-to-end solutions and capabilities. Changing business issues such as globalization, fast-developing economies, government regulation and growing concerns around risk, security and compliance drive demand for these GBS offerings.

Global Infrastructure Services

GIS provides managed and virtual desktop solutions, unified communications and collaboration services, data center management, cyber security, compute and managed storage solutions to commercial clients globally. GIS also delivers CSC's next-generation cloud offerings, including Infrastructure as a Service, private cloud solutions and Storage as a Service. GIS provides a portfolio of standard offerings that have predictable outcomes and measurable results while reducing business risk and operational costs for clients. To provide clients with differentiated offerings, GIS maintains a select number of key alliance partners to make investments in developing unique offerings and go-to-market strategies. This collaboration helps CSC determine the best technology, road map and opportunities to differentiate solutions, expand market reach, augment capabilities and jointly deliver impactful solutions.

The following table summarizes operating results regularly provided to the chief operating decision maker by reportable segment and a reconciliation to the consolidated financial statements:

(in millions)	GBS	GIS	Corporate	Total
Fiscal Year Ended March 31, 2017
Revenues	$4,173	$3,434	$—	$7,607
Consolidated segment operating income (loss)	$305	$107	$(55)	$357
Depreciation and amortization	$154	$429	$64	$647

Fiscal Year Ended April 1, 2016
Revenues	$3,637	$3,469	$—	$7,106
Consolidated segment operating income (loss)	$381	$216	$(82)	$515
Depreciation and amortization	$124	$491	$43	$658

Fiscal Year Ended April 3, 2015
Revenues	$4,036	$4,081	$—	$8,117
Consolidated segment operating income (loss)	$405	$162	$(108)	$459
Depreciation and amortization	$149	$673	$18	$840

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of reportable segments (loss) profit to consolidated (loss) income from continuing operations before taxes is as follows:

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Consolidated segment operating income	$357	$515	$459
Corporate G&A	(372)	(216)	(230)
Pension and OPEB actuarial and settlement losses	(87)	(99)	(584)
SEC settlement related charges and other (1)	—	—	(200)
Separation costs	—	(19)	—
Interest expense	(117)	(123)	(126)
Interest income	35	38	20
Debt extinguishment costs	—	(95)	—
Other income (expense), net	10	9	(10)
(Loss) income from continuing operations, before taxes	$(174)	$10	$(671)

(1) This item primarily relates to the SEC investigation settlement (see Note 22 - "Settlement of SEC Investigation").

Revenues by country are based on the location of the selling business unit. Property and equipment, total assets and capital expenditures for property and equipment information is based on the physical location of the asset. Geographic revenues, property and equipment, total assets and capital expenditures were as follows:

	Fiscal Year Ended March 31, 2017
(in millions)	United States	United Kingdom	Australia	Other Europe	Other International	Total
Revenues	$2,986	$1,482	$921	$1,594	$624	$7,607
Property and Equipment, net	$389	$235	$58	$134	$87	$903
Total Assets	$4,925	$1,019	$978	$358	$1,383	$8,663
Capital Expenditures	$127	$69	$14	$43	$39	$292

	Fiscal Year Ended April 1, 2016
	United States	United Kingdom	Australia	Other Europe	Other International	Total
Revenues	$3,057	$1,570	$483	$1,474	$522	$7,106
Property and Equipment, net	$466	$244	$63	$157	$95	$1,025
Total Assets	$3,330	$1,053	$703	$1,580	$1,070	$7,736
Capital Expenditures	$249	$66	$17	$48	$32	$412

	Fiscal Year Ended April 3, 2015
	United States	United Kingdom	Australia	Other Europe	Other International	Total
Revenues	$3,268	$1,721	$608	$1,928	$592	$8,117
Property and Equipment, net	$505	$257	$54	$176	$118	$1,110
Total Assets	$5,979	$1,621	$368	$1,197	$1,056	$10,221
Capital Expenditures	$225	$58	$19	$73	$31	$406

No single customer exceeded 10% of the Company’s revenues during fiscal 2017, fiscal 2016 or fiscal 2015.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Restructuring Costs

The Company recorded restructuring costs, net of reversals, of $238 million, $23 million and $256 million for fiscal 2017, 2016 and 2015, respectively. The costs recorded during fiscal 2017 were largely the result of implementing the Fiscal 2017 Plan, as described below.

The composition of restructuring costs and liabilities by financial statement line items is as follows:

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
Costs of services	$219	$7	$248
Selling, general and administrative	19	16	8
Total	$238	$23	$256

	As of
(in millions)	March 31, 2017	April 1, 2016
Accrued expenses and other current liabilities	$171	$84
Other long-term liabilities	6	5
Total	$177	$89

Summary of Restructuring Plans

All of the Company's restructuring plans were initiated across its business segments. In May 2016, the Company initiated the Fiscal 2017 Plan in certain areas of the business to realign its cost structure and resources to take advantage of operational efficiencies following recent acquisitions. During the fourth quarter of Fiscal 2017, the Company initiated a restructuring plan to strengthen the Company's competitiveness and to optimize certain workforce by increasing work performed in low-cost locations. The objectives of the Fiscal 2016 Plan initiated during September 2015 were to optimize utilization of facilities and rightsize overhead organizations as a result of the Separation. In June 2014, the Fiscal 2015 Plan was established to optimize the workforce in high cost markets, particularly in Europe, address the Company's labor pyramid and right shore its labor mix.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restructuring activities, summarized by plan year, were as follows:

	Restructuring Liability as of April 1, 2016	Costs Expensed	Costs Reversed	Costs not affecting restructuring liability(1)	Cash Paid	Foreign Currency Translation Adjustments	Restructuring Liability as of March 31, 2017
Fiscal 2017 Plans
Workforce Reductions	$—	$239	$—	$(6)	$(79)	$1	$155
Facilities Costs	—	9	—	—	(3)	—	6
Total	$—	$248	$—	$(6)	$(82)	$1	$161

Fiscal 2016 Plan
Workforce Reductions	$29	$—	$(3)	$—	$(17)	$(1)	$8
Facilities Costs	30	—	(4)	—	(20)	(1)	5
Total	$59	$—	$(7)	$—	$(37)	$(2)	$13

Fiscal 2015 Plan
Workforce Reductions	$29	$—	$(3)	$—	$(22)	$(1)	$3
Facilities Costs	—	—	—	—	—	—	—
Total	$29	$—	$(3)	$—	$(22)	$(1)	$3

(1) Pension benefit augmentations recorded as a pension liability

	Restructuring Liability as of April 3, 2015	Costs Expensed	Costs Reversed	Cash Paid	Foreign Currency Translation Adjustments	Restructuring Liability as of April 1, 2016
Fiscal 2016 Plan
Workforce Reductions	$—	$29	$—	$(6)	$6	$29
Facilities Costs	—	37	—	(9)	2	30
Total	$—	$66	$—	$(15)	$8	$59

Fiscal 2015 Plan
Workforce Reductions	$230	$—	$(42)	$(152)	$(7)	$29
Facilities Costs	1	—	—	—	(1)	—
Total	$231	$—	$(42)	$(152)	$(8)	$29

Restructuring Expense by Segment

The restructuring costs, net of adjustments by segment are shown in the table below:

	Fiscal Years Ended
(in millions)	March 31, 2017	April 1, 2016	April 3, 2015
GBS	$110	$20	$137
GIS	128	3	114
Corporate	—	—	5
Total	$238	$23	$256

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Consolidated Variable Interest Entities

During fiscal 2017, CSC, along with the CSC UK Pension, Xchanging UK Pension and the Institution entered into a multi-party arrangement whereby the Company’s corporate campus in Aldershot, U.K. interest was contributed to a property limited partnership, Royal Pavilion LP (the "Partnership"), the general partner of which is owned by the Company. All the limited partnership interests in the Partnership were in turn contributed to a Jersey Unit Trust, Royal Pavilion Limited Trust, which units are owned 1% by the Company and 99% by the Institution. For further information on the transaction, see Note 13 - "Retirement and Other Post-Retirement Benefit Plans".

During fiscal 2016, CSC entered into a partnership with HCL Technologies Ltd. structured as two private limited companies, incorporated in the United Kingdom: CeleritiFinTech Limited and CeleritiFinTech Services Limited. The subsidiaries were formed to operate and further invest in and expand banking products with the combined objective to promote and generate revenues from banking and other customers. CSC holds a 49% membership interest in CeleritiFinTech Limited and a 51% membership interest in CeleritiFinTech Services Limited.

As of March 31, 2017 and April 1, 2016, the assets and liabilities attributable to these entities were not material to the Company's consolidated balance sheets. As of March 31, 2017 and April 1, 2016, no assets were pledged by the Company as collateral and there was no additional exposure to the Company for loss due to its involvement with these entities.

The Company determined that it is the primary beneficiary of these entities and, as such, follows accounting treatment for variable interest entities that properly meet the criteria for consolidation.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 - Commitments and Contingencies

Commitments

The Company has operating leases for the use of certain real estate and equipment. Substantially all operating leases are non-cancelable or cancelable only through payment of penalties. Lease payments are typically based upon the period of the lease but may include payments for insurance, maintenance and property taxes. There are no purchase options on operating leases at favorable terms. Most real estate leases have one or more renewal options. Certain leases on real estate are subject to annual escalations for increases in utilities and property taxes. Lease rental expense amounted to $146 million, $152 million and $139 million, for the fiscal years ended March 31, 2017, April 1, 2016 and April 3, 2015, respectively.

Minimum fixed rentals required for the next five years and thereafter under operating leases in effect at March 31, 2017, were as follows:

Fiscal year
(in millions)	Real Estate	Equipment
2018	$107	$17
2019	86	11
2020	59	5
2021	37	2
2022	25	—
Thereafter	97	—
Minimum fixed rentals	411	35
Less: Sublease rental income	(12)	—
Totals	$399	$35

The Company signed long-term purchase agreements with certain software, hardware, telecommunication and other service providers to obtain favorable pricing and terms for services and products that are necessary for the operations of business activities. Under the terms of these agreements, the Company is contractually committed to purchase specified minimums over periods ranging from one to six years. If the Company does not meet the specified minimums, the Company would have an obligation to pay the service provider all, or a portion, of the shortfall. Minimum purchase commitments as of March 31, 2017 were as follows:

Fiscal year	Minimum Purchase Commitment
(in millions)
2018	$407
2019	383
2020	348
Thereafter	731
Total	$1,869

In the normal course of business, the Company may provide certain clients with financial performance guarantees, which are at times backed by stand-by letters of credit or surety bonds. In general, the Company would only be liable for the amounts of these guarantees in the event that nonperformance by the Company permits termination of the related contract by the Company’s client. The Company believes it is in compliance with its performance obligations under all service contracts for which there is a financial performance guarantee, and the ultimate liability, if any, incurred in connection with these guarantees will not have a material adverse effect on its consolidated results of operations or financial position.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also uses stand-by letters of credit, in lieu of cash, to support various risk management insurance policies. These letters of credit represent a contingent liability and the Company would only be liable if it defaults on its payment obligations on these policies.

The following table summarizes the expiration of the Company’s financial guarantees and stand-by letters of credit outstanding as of March 31, 2017:

(in millions)	Fiscal 2018	Fiscal 2019	Fiscal 2020 and Thereafter	Totals
Surety bonds	$17	$—	$—	$17
Letters of credit	4	3	33	40
Stand-by letters of credit	6	8	17	31
Totals	$27	$11	$50	$88

The Company generally indemnifies licensees of its proprietary software products against claims brought by third parties alleging infringement of their intellectual property rights (including rights in patents (with or without geographic limitations), copyrights, trademarks and trade secrets). CSC’s indemnification of its licensees relates to costs arising from court awards, negotiated settlements and the related legal and internal costs of those licensees. The Company maintains the right, at its own cost, to modify or replace software in order to eliminate any infringement. Historically, CSC has not incurred any significant costs related to licensee software indemnification.

Contingencies

We are subject to various claims and contingencies associated with lawsuits, insurance, tax and other issues arising in the normal course of business. The consolidated financial statements reflect the treatment of claims and contingencies based on management's view of the expected outcome. CSC consults with outside legal counsel on issues related to litigation and seeks input from other experts and advisors with respect to matters in the ordinary course of business. If the likelihood of an adverse outcome is probable and the amount is estimable, we accrue a liability in accordance with ASC 450 “Contingencies.” Significant changes in the estimates or assumptions used in assessing the likelihood of an adverse outcome could have a material effect on our results of operations. Unless otherwise noted, the Company is unable to develop a reasonable estimate of a possible loss or range of losses associated with the following contingent matters at this time.

Vincent Forcier v. Computer Sciences Corporation and The City of New York

On October 27, 2014, the United States District Court for the Southern District of New York unsealed a qui tam complaint that had been filed under seal over two years prior in a case entitled United States of America and State of New York ex rel. Vincent Forcier v. Computer Sciences Corporation and The City of New York, Case No. 1:12-cv-01750-DAB. The original complaint was brought by Vincent Forcier, a former employee of Computer Sciences Corporation, as a private party qui tam relator on behalf of the United States and the State of New York. The relator’s amended complaint, dated November 15, 2012, which remained under seal until October 27, 2014, alleged civil violations of the federal False Claims Act, 31 U.S.C. § 3729 et seq., and New York State’s False Claims Act, NY. Finance L, Art. 13, § 187 et seq., arising out of certain coding methods employed with respect to claims submitted by the Company to Medicaid for reimbursements as fiscal agent on behalf of its client, New York City’s Early Intervention Program ("EIP"). EIP is a federal program promulgated by the Individuals with Disabilities in Education Act, 20 U.S.C. § 1401 et seq., that provides early intervention services for infants and toddlers who have, or are likely to have, developmental delays.

Prior to the unsealing of the complaint on October 27, 2014, the United States Attorney’s Office for the Southern District of New York investigated the allegations in the qui tam relator’s complaint. That investigation included requests for information to the Company concerning the Company’s databases, software programs and related documents regarding EIP claims submitted by the Company on behalf of New York City. The Company produced documents and information that the government requested and cooperated fully with the government’s investigation regarding this matter at all times. In addition, the Company conducted its own investigation of the matter and openly shared its findings and worked

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

constructively with all parties to resolve the matter. At the conclusion of its investigation, the Company concluded that it had not violated the law in any respect.

On October 27, 2014, the United States Attorney’s Office for the Southern District of New York and the Attorney General for the State of New York filed complaints-in-intervention on behalf of the United States and the State of New York, respectively. The complaints allege that, from 2008 to 2012, the Company and New York City used the automatic defaulting capabilities of a computerized billing system that the Company developed for New York City’s EIP in order to orchestrate a billing fraud against Medicaid and failed to comply with Medicaid requirements regarding submission of claims to private insurance. The New York Attorney General’s complaint also alleges that the Company failed to reimburse Medicaid in certain instances where insurance had paid a portion of the claim. The lawsuits seek damages under the federal False Claims Act, the New York False Claims Act and common law theories in an amount equal to three times the sum of an unspecified amount of damages the United States and New York State allegedly sustained, plus civil penalties together with attorneys’ fees and costs. On January 26, 2015, the Company and the City of New York filed motions to dismiss Forcier’s amended complaint and the federal and state complaints-in-intervention. On April 28, 2016, the Court issued a decision on the motions. The Court dismissed Forcier’s amended complaint, some claims related to allegations of fraudulent defaulting practices and the claims related to the alleged failure to reimburse Medicaid. The Court denied the motions to dismiss claims based on other allegations of fraudulent defaulting practices and the alleged noncompliance with Medicaid requirements to bill private insurance, as well as the claims seeking damages under the common law.

The United States and the State of New York each filed amended complaints-in-intervention on September 6, 2016. The amended complaints include the claims that the Court declined to dismiss in its April 28, 2016 decision. The amended complaints also assert new claims based on allegations related to the compensation provisions of the Company’s contract with New York City. Finally, the amended complaint of the United States reasserts some of the previously-dismissed claims related to allegations of fraudulent defaulting practices, though the United States has indicated that it does not intend to pursue these claims at trial and included them only to preserve them for appeal. The Company believes that the allegations in these amended complaints are without merit and intends to vigorously defend itself. The Company filed motions to dismiss the amended complaints in their entirety on November 9, 2016. The United States and the State of New York filed memoranda in opposition to those motions on December 19, 2016. The Company filed its reply memoranda on January 31, 2017, and its motions to dismiss are now before the Court.

CSC v. Eric Pulier

On May 12, 2015, the Company and its wholly owned subsidiary, ServiceMesh Inc. ("SMI"), filed a civil complaint in the Court of Chancery of the State of Delaware against Eric Pulier, a former employee of SMI and the Company (C.A. No. 11011-VCP).

The Company acquired SMI on November 15, 2013. The purchase consideration included a cash payment at closing, as well as additional contingent consideration based on a contractually defined multiple of SMI’s revenues during a specified period ending January 31, 2014 (the "Earnout Payment"), all as set forth in the purchase agreement governing the acquisition. Before the acquisition, Mr. Pulier was the chief executive officer, chairman and one of the largest equity holders of SMI. Following the acquisition, Mr. Pulier became employed by the Company, at which time he executed a retention agreement pursuant to which he received a grant of restricted stock units of the Company and agreed to be bound by the Company’s rules and policies, including the Company’s Code of Business Conduct.

In March 2015, the Company became aware of, and began its own investigation into the circumstances surrounding, the arrests of two former employees of the Commonwealth Bank of Australia Ltd. ("CBA") in connection with payments allegedly received by them, either directly or indirectly, from Mr. Pulier. SMI and CBA had entered into several contracts with each other, including contracts that contributed to the Earnout Payment. In April 2015, the Company was contacted by the Australian Federal Police regarding the alleged payments. Mr. Pulier resigned from the Company on April 22, 2015. The Company is cooperating with and assisting the Australian and U.S. authorities in their investigations of the conduct of various individuals involved in SMI transactions during the earnout period.

The Company’s and SMI’s original complaint against Mr. Pulier asserted claims for (i) breach of the purchase agreement, (ii) breach of the implied covenant of good faith and fair dealing in the purchase agreement, (iii) fraud, (iv) fraud by

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

omission, (v) breach of his retention agreement, (vi) breach of the implied covenant of good faith and fair dealing in his retention agreement and (vii) breach of fiduciary duty.

Mr. Pulier filed a motion to dismiss the complaint on May 28, 2015, and an opening brief in support of such motion on July 7, 2015.

The Company and SMI filed a First Amended Complaint on August 6, 2015, adding as defendants TechAdvisors, LLC ("TechAdvisors"), an entity controlled by Mr. Pulier, and Shareholder Representative Services LLC ("SRS"). In addition to the claims asserted against Mr. Pulier, the First Amended Complaint asserted claims against TechAdvisors for (i) breach of the purchase agreement, (ii) breach of the implied covenant of good faith and fair dealing in the purchase agreement and (iii) fraud. The amended complaint added claims against SRS in its capacity as attorney-in-fact and representative of Mr. Pulier and TechAdvisors for breach of their indemnification obligations in the purchase agreement.

Mr. Pulier, SRS and TechAdvisors filed motions to dismiss the First Amended Complaint on August 20, August 31 and September 8, 2015, respectively.

On October 7, 2015, the Company filed its Second Amended Complaint against Mr. Pulier, TechAdvisors and SRS. In addition to the claims asserted against Mr. Pulier, TechAdvisors and SRS in the First Amended Complaint, the Second Amended Complaint asserts claims against SRS in its capacity as attorney-in-fact and representative of the former equityholders of ServiceMesh who are not current employees of CSC for breach of their indemnification obligations in the purchase agreement. The Second Amended Complaint seeks recovery of payments made to Mr. Pulier and TechAdvisors under the purchase agreement, the value of Mr. Pulier’s vested restricted stock units of the Company granted to him under his retention agreement and the full amount of the Earnout Payment, which was approximately $98 million.

Defendants filed motions to dismiss the Second Amended Complaint on November 6, 2015.

On December 17, 2015, the Company entered into a settlement agreement with the majority of the former equityholders of ServiceMesh, as well as SRS acting in its capacity as the agent and attorney-in-fact for the settling equityholders. Pursuant to the settlement agreement, the Company received $16.5 million, which amount was equal to the settling equityholders’ pro rata share of the funds remaining in escrow from the transaction, which was recorded as an offset to selling, general and administrative costs in our Consolidated Statements of Operations for the fiscal year ended April 1, 2016. The Company also moved to dismiss its claims against the settling equityholders and SRS, in its representative capacity for those equityholders. The Court granted the motion to dismiss on January 11, 2016.

On April 29, 2016, the Court orally ruled on Defendants’ motions to dismiss the Second Amended Complaint. It entered an Order granting the same relief on May 9, 2016. The Court largely denied Defendants’ motions and allowed the majority of the Company’s claims against Mr. Pulier, TechAdvisors and SRS to proceed. The Court dismissed the Company’s claim against Mr. Pulier for breach of the implied covenant of good faith and fair dealing in his retention agreement, one alternative factual basis for the Company’s claims for breach of the purchase agreement and fraud and another alternative factual basis for the Company’s claim against Mr. Pulier for fraud.

On May 23, 2016, SRS filed its Answer to the Second Amended Complaint. On June 3, 2016, Mr. Pulier and TechAdvisors filed an Answer and Mr. Pulier filed a Counterclaim against the Company. Mr. Pulier asserted counter-claims for (i) breach of the purchase agreement, (ii) breach of the implied covenant of good faith and fair dealing in the purchase agreement, (iii) fraud, (iv) negligent representation, (v) rescission of the purchase agreement and (vi) breach of his retention agreement. On June 23, 2016, the Company filed a motion to dismiss Mr. Pulier’s counterclaims.

On September 22, 2016, Mr. Pulier filed an Amended Counterclaim against the Company. In addition to the claims asserted by Mr. Pulier in his Original Counterclaim, the Amended Counterclaim alleges that the Company violated California’s “Blue Sky” corporate securities law in connection with granting restricted stock units to Mr. Pulier.

The Company filed a motion to dismiss Mr. Pulier’s Amended Counterclaim on September 29, 2016, and a brief in support of its motion to dismiss on October 14, 2016. Also on October 14, 2016, the Company filed a motion for partial summary judgment and a brief in support thereof. The motion for partial summary judgment sought an order requiring SRS to release from escrow funds in the amount of $0.8 million, an amount equal to the legal and investigative costs incurred by

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the Company in investigating and responding to claims by a former employee and equity holder of SMI, plus pre- and post-judgment interest. The Court held a hearing on the Company’s motion to dismiss and motion for partial summary judgment on December 16, 2016.

On February 20, 2017, the Company, SRS, and the former equityholders of ServiceMesh who remain named defendants or real parties in interest in the litigation entered into a partial settlement agreement regarding the issues raised in the Company’s motion for partial summary judgment. Under the partial settlement agreement, CSC received a payment of $54,111 from the funds remaining in escrow, in addition to an earlier release of $165,836 of those funds in mid-November 2016.

On March 17, 2017, the Court held a teleconference hearing in which it issued its oral ruling on the Company’s motion to dismiss Mr. Pulier’s Amended Counterclaim. On March 31, 2017, the Court entered an Order granting in part and denying in part the Company’s motion to dismiss. The Court dismissed in part Pulier’s counterclaims for breach of the purchase agreement, fraud and negligent misrepresentation, and breach of the Company’s 2011 Omnibus Incentive Plan Service Based Restricted Stock Unit Award Agreement. The Court also dismissed entirely Pulier’s counterclaims for breach of the implied covenant of good faith and fair dealing in the purchase agreement, rescission of the purchase agreement, and violation of California’s “Blue Sky” corporate securities law. The Court allowed Pulier’s counterclaim for breach of his retention agreement to remain in its entirety.

On April 28, 2017, Mr. Pulier filed a motion for leave to file a Second Amended and Verified Counterclaim.

Discovery is ongoing. Trial is set for January 29 through February 9, 2018.

Additionally, on February 17, 2016, Mr. Pulier filed a complaint against the Company and its subsidiary - CSC Agility Platform, Inc., formerly known as SMI - seeking advancement of his legal fees and costs in the case described above. The summary proceeding is in the Court of Chancery of the State of Delaware (C.A. No. 12005-CB). On May 12, 2016, the Court ruled that the Company is not liable to advance legal fees and costs to Mr. Pulier because he was not an officer or director of the Company, but that its subsidiary - as the successor to SMI - is liable for advancing 80% of Mr. Pulier’s fees and costs in the underlying action. The Court entered an Order granting the same relief on May 27, 2016.

On July 7, 2016, Mr. Pulier requested advancement from CSC Agility Platform, Inc., as the successor to SMI, for his attorneys’ fees and expenses incurred in connection with criminal and regulatory investigations and prosecutions. CSC Agility Platform, Inc. requested additional information from Mr. Pulier relating to that demand. On February 2, 2017, Mr. Pulier filed a complaint against CSC Agility Platform, Inc. seeking advancement for these fees and expenses. On March 3, 2017, CSC Agility Platform, Inc. filed its answer to the complaint for advancement and a counterclaim alleging that, in breach of the purchase agreement, Mr. Pulier had not made commercially reasonable efforts to obtain insurance coverage for his fees and expenses incurred in connection with the investigations and prosecutions. On March 30, 2017, Mr. Pulier filed a motion for judgment on the pleadings.

With respect to the Australian and U.S. authorities’ investigations, on September 27, 2016, one of the two former CBA employees settled charges with the SEC that he participated in a scheme with “CSC’s former Executive Vice President of Cloud Computing” to defraud CSC. The SEC alleged that the former CSC executive bribed the former CBA employee with at least $630,000 to have CBA enter into contracts with SMI to meet a $20 million revenue threshold so that the former CSC executive could receive $30 million of the approximately $98 million Earnout Payment.

Also on September 27, 2016, the United States Attorney’s Office for the Central District of California announced similar criminal charges against the former CBA employee for securities fraud and wire fraud.

The former CBA employee has also pleaded guilty to bribery charges in Australia and on December 20, 2016 was sentenced to three-and-a-half years in prison.

Law enforcement officials in Australia have also brought bribery-related charges against the other former CBA employee in connection with CBA’s contracts with SMI.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Strauch et al. Fair Labor Standards Act Class Action

On July 1, 2014, plaintiffs filed Strauch and Colby v. Computer Sciences Corporation in the U.S. District Court for the District of Connecticut, a putative nationwide class action alleging that CSC violated provisions of the Fair Labor Standards Act ("FLSA") with respect to system administrators who worked for CSC at any time from June 1, 2011, to the present. Plaintiffs claim that CSC improperly classified its system administrators as exempt from the FLSA and that CSC therefore owes them overtime wages and associated relief available under the FLSA and various statutes, including the Connecticut Minimum Wage Act, the California Unfair Competition Law, California Labor Code, California Wage Order No. 4-2001 and the California Private Attorneys General Act. The relief sought by plaintiffs includes unpaid overtime compensation, liquidated damages, pre- and post-judgment interest, damages in the amount of twice the unpaid overtime wages due and civil penalties.

CSC’s position is that its system administrators have the job duties, responsibilities and salaries of exempt employees and are properly classified as exempt from overtime compensation requirements. CSC’s Motion to Transfer Venue was denied in February 2015.

On June 9, 2015, the Court entered an order granting the plaintiffs’ motion for conditional certification of the class of system administrators. The Strauch putative class includes more than 4,000 system administrators. Courts typically undertake a two-stage review in determining whether a suit may proceed as a class action under the FLSA. In its order, the Court noted that, as a first step, the Court examines pleadings and affidavits, and if it finds that proposed class members are similarly situated, the class is conditionally certified. Potential class members are then notified and given an opportunity to opt-in to the action. The second step of the class certification analysis occurs upon completion of discovery. At that point, the Court will examine all evidence then in the record to determine whether there is a sufficient basis to conclude that the proposed class members are similarly situated. If it is determined that they are, the case will proceed to trial; if it is determined they are not, the class is decertified and only the individual claims of the purported class representatives proceed.

The Company’s position in this litigation continues to be that the employees identified as belonging to the conditional class were paid in accordance with the FLSA.

Plaintiffs filed an amended complaint to add additional plaintiffs and allege violations under Missouri and North Carolina wage and hour laws. We do not believe these additional claims differ materially from those in the original complaint. On June 3, 2016, Plaintiffs filed a motion for Rule 23 class certification of California, Connecticut and North Carolina state-law classes. The Company filed its opposition to the motion on July 15, 2016, Plaintiffs filed their reply on August 12, 2016, and oral arguments on the motion were held May 10, 2017.

Kemper Corporate Services, Inc. v. Computer Sciences Corporation

On October 19, 2015, Kemper Corporate Services, Inc. (“Kemper”) filed a demand for arbitration against the Company with the American Arbitration Association (“AAA”). Kemper claims that CSC breached the terms of a Master Software License and Services Agreement dated January 2, 2009 and related Work Orders (the “Agreement”) by failing to make a Java version of certain software generally available to the Company’s licensees by a contractual deadline. Kemper also seeks a rescission of the Agreement based on the alleged failure of the Company to make a Java version of the software generally available to Kemper and other licensees of the Company. The relief sought by Kemper consists of damages claimed to be in the amount of approximately $100,000,000. The Company answered the demand for arbitration denying Kemper’s claims and asserting a counterclaim for approximately $8,000,000 in unpaid invoices for services rendered by the Company.

The Company’s position is that its obligation to meet the original contract deadline for making the Java version generally available was relieved by Kemper’s significant expansion of the original scope of the project, which caused delay in the completion of the project. The Company’s position is also that Kemper’s mismanagement of its responsibilities in the joint undertaking created delay in the project, relieving the Company of any obligation to meet the original contract deadline. Further, the Company’s position is that Kemper agreed to extend the original completion deadline, and subsequently agreed to eliminate the completion deadline altogether. In any event, the Company’s position is that it completed the Java

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

version of the software and delivered it for use by Kemper and made that software generally available to other licensees of the Company.

During the period from April 13, 2017 through April 26, 2017, the AAA conducted an evidentiary hearing on the merits of the claims and counterclaims in the case before a single arbitrator in Dallas, Texas. Post-hearing briefs are scheduled to be filed on June 9, 2017, and response briefs are scheduled to be filed on June 30, 2017. Closing arguments are scheduled to be held on August 28, 2017, with the parties to submit proposed reasoned awards on September 18, 2017. An interim award is scheduled to be issued by October 9, 2017. Depending on the contents of the interim award, the arbitrator may then consider requests for attorneys’ fees and expenses.

The Company believes that Kemper’s claims are without merit and intends to continue to vigorously defend itself.

Voluntary Disclosure of Certain Possible Sanctions Law Violations

On February 2, 2017, the Company submitted an initial notification of voluntary disclosure regarding certain possible violations of U.S. sanctions laws to the U.S. Department of Treasury, Office of Foreign Assets Control ("OFAC") pertaining to insurance premium data and claims data processed by two partially-owned joint ventures of Xchanging, which the Company acquired during the first quarter of fiscal 2017. A copy of the disclosure was also provided to Her Majesty’s Treasury Office of Financial Sanctions Implementation in the U.K. The Company’s related internal investigation is continuing and the Company has undertaken to provide a full report of its findings to OFAC when completed. Further, the Company has committed to cooperate with OFAC.

In addition to the matters noted above, the Company is currently party to a number of disputes which involve or may involve litigation. The Company accrues a liability when management believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated under ASC 450 "Contingencies." The Company believes it has appropriately recognized liabilities for any such matters. Regarding other matters that may involve actual or threatened disputes or litigation, the Company, in accordance with the applicable reporting requirements, provides disclosure of such matters for which the likelihood of material loss is at least reasonably possible. The Company assessed reasonably possible losses for all other such pending legal or other proceedings in the aggregate and concluded that the range of potential loss is not material.

The Company also considered the requirements regarding estimates used in the disclosure of contingencies under ASC 275 "Risks and Uncertainties." Based on that guidance, the Company determined that supplemental accrual and disclosure was not required for a change in estimate that involves contingencies because the Company determined that it was not reasonably possible that a change in estimate will occur in the near term. The Company reviews contingencies during each interim period and adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter.

Note 22 - Settlement of SEC Investigation

During the first quarter of fiscal 2016, the previously disclosed agreed-upon settlement with the SEC was formally approved by the SEC. The settlement became effective on June 5, 2015 and the Company paid a penalty of $190 million on June 11, 2015. As part of the settlement, the Company also agreed to implement a review of its compliance policies through an independent compliance consultant and to cease and desist from further violations of the anti-fraud, reporting and books-and-records provisions of the U.S. securities laws. As part of the settlement, the Company neither admitted nor denied the SEC’s allegations concerning such matters. Further, as part of the settlement, on June 5, 2015, the Company filed its Form 10-K/A in respect of its fiscal year ended March 28, 2014 in order to restate its financial statements for fiscal 2012 and its summary financial results for fiscal 2011 and 2010 reflected in the five-year financial data table, all as previously set forth in the Company’s originally filed Form 10-K for its 2014 fiscal year. The restatement had no impact on the Company’s consolidated balance sheets, statements of operations, statements of comprehensive income (loss), statements of cash flows and statements of changes in equity for fiscal 2013 or fiscal 2014 or on its financial statements for fiscal 2015. The independent compliance consultant completed its review of the Company's compliance policies and submitted its report to the SEC on October 2, 2015. The Company has completed implementation of the consultant's recommendations.

COMPUTER SCIENCES CORPORATION - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23 - Subsequent Events

Merger with HPES

As previously disclosed, effective April 1, 2017, CSC became a wholly owned subsidiary of DXC, an independent public company formed in connection with the spin-off of HPES. DXC common stock began regular-way trading under the symbol “DXC” on the New York Stock Exchange on April 3, 2017.

CSC completed its combination with HPES for purchase consideration of approximately $10 billion. CSC stockholders received one share of DXC common stock for every one share of CSC common stock held immediately prior to the Merger. DXC issued a total of 141,298,797 shares of DXC common stock to CSC stockholders, representing approximately 49.9% of the outstanding shares of DXC common stock immediately following the Merger. As a result of the Merger, the borrowing capacity under the revolving credit facility increased $740 million to a total borrowing capacity of $3.7 billion.

As a result of the Merger, each outstanding Company stock option, stock appreciation right, RSU (including dividend equivalents) and PSU held by the Company’s employees and non-employee directors were converted into an equivalent award of DXC.

Beginning with DXC's Quarterly Report on Form 10-Q for the quarter ending June 30, 2017, DXC will report on a consolidated basis representing the combined operations of CSC and HPES and their respective subsidiaries. Because CSC was deemed the accounting acquirer in this combination under U.S. GAAP, the historical financial statements of CSC will be reflected in DXC's future quarterly and annual reports. Due to the close proximity in timing of the Merger and CSC's filing of its Annual Report on Form 10-K for the fiscal year ended March 31, 2017, the valuation report is not yet available, and the initial accounting for the business combination is incomplete; therefore, the Company is unable to disclose certain information required by ASC 805 "Business Combinations." The Company plans to provide preliminary purchase price allocation information in DXC's Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.